Exhibit 2.11

Execution Version

PURCHASE AGREEMENT

by and between

CRIMSON TRACE HOLDINGS, LLC,

as the Seller,

and

SMITH & WESSON HOLDING CORPORATION,

as the Buyer

dated as of

July 25, 2016

i

ii

Annex 1

Rules of Interpretation and Defined Terms

iii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of July 25, 2016 (this “Agreement”), is entered into by and among Crimson Trace Holdings, LLC, a Washington limited liability company (the “Seller”), and Smith & Wesson Holding Corporation, a Nevada corporation (the “Buyer”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” This Agreement shall be interpreted in the manner set forth in Annex 1 to this Agreement and capitalized terms shall have the meanings assigned to such terms in such Annex.

RECITALS

A. The Seller owns all of the issued and outstanding Equity Interests (the “Purchased Shares”) of Crimson Trace Corporation, an Oregon corporation (the “Company”).

B. The Company is engaged in the business of designing, manufacturing, distributing and selling laser sighting systems and tactical lighting for firearms (the “Business”);

C. At the Closing, the Seller will sell to the Buyer the Purchased Shares, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Purchased Shares for the consideration specified in Section 2.1.

1.2 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Pacific time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such time, date, and place as the Seller and the Buyer may mutually agree upon (the “Closing Date”). The Closing may occur upon personal delivery, delivery by priority overnight national courier service, or facsimile or email transmission (followed by hard copy sent via U.S. mail or priority overnight delivery) of signatures of each Party to this Agreement and any other agreements, documents or instruments to be executed by a Party in connection herewith. The Closing shall be deemed completed as of 12:01 a.m. local time on the morning of the Closing Date.

ARTICLE II

CONSIDERATION AND MANNER OF PAYMENT

2.1 Base Purchase Price. The aggregate base purchase price for the Purchased Shares shall be $95,000,000 (the “Base Purchase Price”), subject to adjustment in accordance with the terms of this Agreement.

2.2 Transactions to be Effected at the Closing.

(a) Delivery of Estimates. Two Business Days prior to the Closing Date, the Seller will deliver to the Buyer a statement setting forth good faith estimates, calculated as of the close of business on the Business Day immediately prior to the Closing Date, of (i) the amount of Net Working Capital, (ii) the amount of the Working Capital Adjustment (the “Estimated Working Capital Adjustment”), (iii) unpaid Transaction Costs of the Seller and the Company (“Estimated Transaction Costs”), (iv) the individual amounts of Indebtedness of the Company (in the aggregate, “Estimated Indebtedness”), accompanied by a pay-off letter and, if applicable, lien termination letters (with such termination contingent upon receipt of the pay-off amount) from each applicable holder of Indebtedness whose amounts will be included in Estimated Indebtedness, and (v) the amount of Cash on Hand of the Company (the “Estimated Cash on Hand”), together with supporting documentation used by the Seller in calculating such estimates.

(b) Closing Date Payment Amount. At the Closing, the Buyer shall make or cause to be made the payments, including the Closing Date Payment, set forth in Section 2.2(c). The “Closing Date Payment” is an amount equal to (i) the Base Purchase Price, plus (ii) Estimated Cash on Hand, plus (iii) the amount of the Estimated Working Capital Adjustment, minus (iii) Estimated Transaction Costs, minus (iv) Estimated Indebtedness.

(c) Payments at Closing. The Buyer shall make or cause to be made the following payments at the Closing:

(i) on behalf of the Seller and the Company, all Estimated Transaction Costs of the Seller and the Company not paid prior to Closing will be paid by wire transfer of immediately available funds to the respective third parties entitled thereto; provided, that Transaction Costs consisting of change-in-control payments identified in such written instructions shall be paid to the Company for payment to such individuals within two Business Days following receipt of such payment, subject to all applicable payroll, income, and any other applicable withholding Taxes;

(ii) on behalf of the Company, Estimated Indebtedness remaining outstanding at Closing will be paid by wire transfer of immediately available funds to the respective third-party holders of such Indebtedness;

(iii) to the Escrow Agent, the Adjustment Escrow Amount and the Tax Escrow Amount by wire transfer of immediately available funds to the Escrow Agent; and

(iv) after giving effect to the payments in clauses (i), (ii) and (iii) of this Section 2.2(c), the remainder of the Closing Date Payment shall be paid by wire transfer of immediately available funds to the Seller, to the bank account specified by the Seller to the Buyer.

2.3 Post-Closing Adjustment.

(a) Closing Statement.

(i) As soon as practicable after the Closing Date, but no later than the 60th day following the Closing Date, the Buyer shall prepare and deliver to the Seller a closing statement, certified by an officer of the Buyer (the “Closing Statement”), setting forth, as of the close of business on the day immediately preceding the Closing Date: (i) Net Working Capital (“Final Net Working Capital”) based upon the Company’s books and records and as calculated in accordance with the methodology set forth on Exhibit A, (ii) the amount of the Working Capital Adjustment (the “Final Working Capital Adjustment”), (iii) unpaid Transaction Costs of the Seller and the Company (“Final Transaction Costs”), (iv) Indebtedness of the Company (“Final Indebtedness”) and (v) Cash on Hand (“Final Cash on Hand”) of the Company. The Buyer and its auditors shall make available to the Seller all records and work papers used in preparing the Closing Statement.

(ii) The Closing Statement shall be prepared, and the amount of Final Cash on Hand, Final Indebtedness, Final Net Working Capital, Final Transaction Costs and the Final Working Capital Adjustment shall be determined using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Interim Balance Sheet, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The Parties agree that the purpose of preparing the Closing Statement and determining the amount of Final Cash on Hand, Final Indebtedness, Final Net Working Capital, Final Transaction Expenses and the Final Working Capital Adjustment is to measure changes in such amounts, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Statement or in determining any such amounts.

(b) Disputes.

(i) If the Seller disagrees with the Buyer’s calculation of any of the amounts or calculations set forth on the Closing Statement delivered pursuant to Section 2.3(a), the Seller may, within 30 days after delivery of the Closing Statement, deliver a notice to the Buyer providing reasonable detail of the reason for any disagreement, and setting forth the Seller’s calculation of any such amount (a “Notice of Disagreement”). Any such Notice of Disagreement shall specify all items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Final Cash on Hand, Final Net Working Capital, the Final Working

Capital Adjustment, Final Transaction Costs, and Final Indebtedness delivered pursuant to Section 2.3(a). If the Seller does not deliver a Notice of Disagreement prior to the expiration of the 30-day period, the Seller shall be deemed to have agreed with all of the amounts and calculations included on the Closing Statement. During the 30-day period referenced above and the 15-day period referenced below in Section 2.3(b)(ii), the Buyer shall, and shall cause the Company, on a timely basis, to provide to the Seller and its authorized Representatives reasonable access to all records (and employees of the Buyer and the Company who were involved in the preparation of the Closing Statement, including such access to facilities as is reasonably necessary to have such access to such employees) and the outside accountants and work papers and other documents used in preparing the Closing Statement.

(ii) If a Notice of Disagreement is properly delivered pursuant to Section 2.3(b)(i), the Seller and the Buyer shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts set forth on the Closing Statement. If during such period, the Seller and the Buyer are unable to reach such agreement, they shall promptly thereafter cause a mutually agreeable accounting firm of nationally recognized standing (the “Referee”) to review the relevant portions of this Agreement and the disputed items or amounts for the purpose of calculating Final Cash on Hand, Final Net Working Capital, the Final Working Capital Adjustment, Final Transaction Costs, and Final Indebtedness (it being understood that in making such calculation, the Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Referee shall consider only those items or amounts in the Closing Statement and the Buyer’s calculation of Final Cash on Hand, Final Net Working Capital, the Final Working Capital Adjustment, Final Transaction Costs, and Final Indebtedness as to which the Seller has disagreed in the Notice of Disagreement and which have not been resolved during such 15-day period. The Referee shall deliver to the Seller and the Buyer, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Referee), a report setting forth its calculation of Final Cash on Hand, Final Net Working Capital, the Final Working Capital Adjustment, Final Transaction Costs, and Final Indebtedness, as applicable; provided, that the Referee may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party. Such report (or, alternatively, a resolution by agreement as referred to in the first sentence of this Section 2.3(b)(ii)) shall be final and binding on the Seller and the Buyer for purposes of computing the Final Adjustment Amount. The cost of any such review and report shall be borne 50% by the Buyer and 50% by the Seller.

(c) Final Adjustment Amount.

(i) For the purposes of this Agreement, the “Final Adjustment Amount” shall equal (A) the amount, if any, by which Final Cash on Hand is greater than Estimated Cash on Hand, minus (B) the amount, if any, by which Final Cash on

Hand is less than Estimated Cash on Hand, plus (C) the amount, if any, by which the Final Working Capital Adjustment is greater than the Estimated Working Capital Adjustment, minus (D) the amount, if any, by which the Final Working Capital Adjustment is less than the Estimated Working Capital Adjustment, plus (E) the amount, if any, by which Estimated Transaction Costs is greater than Final Transaction Costs, minus (F) the amount, if any, by which Estimated Transaction Costs is less than Final Transaction Costs, plus (G) the amount, if any, by which Estimated Indebtedness is greater than Final Indebtedness, minus (H) the amount, if any, by which Estimated Indebtedness is less than Final Indebtedness.

(ii) If the Final Adjustment Amount determined in accordance with this Section 2.3(c) is positive, then (A) the Buyer shall promptly deliver by wire transfer of immediately available funds to the bank account specified in writing by the Seller the Final Adjustment Amount and (B) the Buyer and the Seller shall promptly jointly instruct the Escrow Agent to release to the Seller the Adjustment Escrow Amount.

(iii) If the Final Adjustment Amount determined in accordance with this Section 2.3(c) is negative, then (A) the Buyer and the Seller shall promptly jointly instruct the Escrow Agent to release to the Buyer from the Adjustment Escrow Account an amount equal to the absolute value of the Final Adjustment Amount, (B) if the Adjustment Escrow Amount is insufficient to satisfy any payment required by this Section 2.3(c)(iii), the Seller shall promptly pay to the Buyer the amount of any such deficiency, and (C) if, following any payment made pursuant to clause (A) of this Section 2.3(c)(iii), any portion of the Adjustment Escrow Amount remains on deposit in the Adjustment Escrow Account, then the Buyer and the Seller shall promptly jointly instruct the Escrow Agent to release to the Seller any portion of the Adjustment Escrow Amount so remaining.

(iv) Any payment pursuant to this Section 2.3(c) shall be made at a mutually convenient time and place as soon as practicable, but in no event later than three Business Days after the date on which the Final Adjustment Amount has been determined in accordance with this Section 2.3(c), by wire transfer of immediately available funds to the account(s) designated in writing by the Party or Parties entitled to such payment. No payment made pursuant to this Section 2.3(c) shall bear interest.

(v) The Parties agree that the purchase price adjustment provided for in this Section 2.3, and the dispute resolution provisions provided for in this Section 2.3, shall be the exclusive remedies for the matters addressed or that could be addressed by this Section 2.3. Unless otherwise required by applicable Law, the Parties hereto agree that any payment made pursuant to this Section 2.3 shall be treated as an adjustment to purchase price for all Tax purposes.

2.4 Escrow Amount. At the Closing, as contemplated by Section 2.2(c)(iii), the Buyer shall pay the Adjustment Escrow Amount and the Tax Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit into the Adjustment Escrow Account and the Tax Escrow Account, respectively, in accordance with the terms of this Agreement and the Escrow

Agreement. Distributions from, and the expiration of, the Adjustment Escrow Account and the Tax Escrow Account shall be in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Parties agree that the Escrow Agreement shall provide that all funds held in the Adjustment Escrow Account and the Tax Escrow Account shall be held (i) in a non-interest-bearing transaction account (“NIB”) for so long as the funds held therein are fully insured by the Federal Deposit Insurance Corporation (the “FDIC”) and (ii) thereafter as mutually agreed by the Buyer and the Seller. The parties intend that the Adjustment Escrow Account and the Tax Escrow Account shall be the property of the Seller for U.S. federal and state income tax purposes, and will file Tax Returns consistently with such treatment unless otherwise required by applicable Law.

2.5 Withholding. Notwithstanding any other provision in this Agreement, the Buyer shall have the right to deduct and withhold any Taxes required to be withheld under applicable Law from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller or any other recipient of payment in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Seller represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.

3.1 Organization, Power and Authority; Qualification of the Company.

(a) The Company is a corporation duly formed, validly existing and in good standing under the Laws of the state of Oregon. The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as and where such properties are presently located and such Business is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.1 lists (i) each state or jurisdiction in which the Company is duly licensed or qualified to do business and (ii) each state or jurisdiction in which the Company has employees or facilities or otherwise conducts the Business.

(b) The Seller has delivered or otherwise made available to the Buyer true, correct and complete copies of the Organizational Documents of the Company, in each case as amended and/or restated and in effect as of the date hereof. The Organizational Documents of the Company are in full force and effect, and the Company is not in violation of its Organizational Documents.

3.2 Capitalization.

(a) Equity Interests. The authorized Equity Interests of the Company consist of 10,000,000 shares of common stock, of which 486,518 shares are issued and outstanding, all of which are owned beneficially and of record by the Seller, free and clear of any and all Encumbrances, and comprise the Purchased Shares. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company or (ii) any applicable federal or state securities laws and the rules and regulations promulgated thereunder.

(b) Further Agreements. The Seller has no obligation to make further payments for its purchase of the Purchased Shares or contributions to the Company solely by reason of its ownership of the Purchased Shares. Except as set forth on Schedule 3.2(b), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Company or obligating the Seller or the Company to issue, sell, or purchase any Equity Interests of, or any other interest in, the Company. The Company does not have outstanding or authorized any Equity Interest appreciation, phantom Equity Interest, profit participation or similar rights. Except for the transactions contemplated by this Agreement and as set forth on Schedule 3.2(b), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Shares.

3.3 Subsidiaries. The Company does not own or control, and has never owned or controlled, directly or indirectly, any securities of or other interests in any corporation, partnership, joint venture, other business entity or Person. The Company does not have, and has never had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of, or otherwise financially support any corporation, partnership, joint venture, other business entity or Person.

3.4 No Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of the Company; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company, or by which any of its properties or assets are bound; (iii) except as set forth on Schedule 3.4(a), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract or Permit binding upon or applicable to the Company or any of its properties; or (iv) result in the creation of any Encumbrance on any properties of the Company, other than Permitted Encumbrances.

(b) No consent, approval, registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth on Schedule 3.4(b).

3.5 Financial Statements, Undisclosed Liabilities; Accounts Receivable; Inventories.

(a) Schedule 3.5(a) includes true, correct and complete copies of the Seller’s and the Company’s audited consolidated financial statements consisting of (i) the consolidated balance sheets of the Seller and the Company as at December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended (collectively, the “Audited Financial Statements”), and (ii) unaudited consolidated financial statements consisting of the consolidated balance sheets of the Seller and the Company as at June 30, 2016 and the related consolidated statements comprehensive income (loss) and cash flows for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the operating results and the financial condition of the Company on the dates and for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items, none of which are reasonably expected to have a material impact on the results of operations of the Company.

(b) Except for (i) the liabilities reflected on the Company’s June 30, 2016 (the “Interim Balance Sheet Date”) balance sheet included with the Financial Statements (the “Interim Balance Sheet”), (ii) trade payables and accrued expenses incurred by the Company since the Interim Balance Sheet Date in the ordinary course of business, none of which are material, (iii) executory contract obligations under (x) Material Contracts listed in Schedule 3.7(a) and/or (y) contracts not required to be listed in Schedule 3.7(a) and (iv) the liabilities of the Company set forth in Schedule 3.5(b), the Company does not have any liabilities, indebtedness, obligations, expenses, claims, deficiencies, guaranties or endorsements of any type (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), including contingent liabilities resulting from violations of Law, breach of contract and/or torts. Except as set forth in Schedule 3.5(b), the stock books and ledgers and the minute books of the Company delivered or otherwise made available to the Buyer for review were correct and complete in all material respects as of the date of such delivery or availability, and no further entries have been made through the date hereof. All material proceedings occurring since January 1, 2013, of the directors of the Company, and all consents to actions taken thereby, are accurately reflected in the minutes and records of the Company, copies of which have been delivered or otherwise made available to the Buyer.

(c) Except as otherwise set forth in Schedule 3.5(c), the accounts receivable reflected on the Interim Balance Sheet, and all of the accounts receivable of the Company arising since the Interim Balance Sheet Date, arose from bona fide transactions in the ordinary course of business and represent enforceable obligations of the Company, and the goods and/or services involved have been sold, delivered and/or performed to the account obligors, and except as would be required in the ordinary course of business, no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as otherwise set forth in Schedule 3.5(c), no such account has been assigned or pledged to any Person and, except only to the extent fully reserved against as set forth on the Interim Balance Sheet, no contest, claim, defense or set-off to any such account has been asserted by the account obligor or, to the Seller’s Knowledge, exists.

(d) Except as otherwise set forth in Schedule 3.5(d), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Interim Balance Sheet. Except as otherwise set forth in Schedule 3.5(d), the Company’s Inventory is valued on the Company’s books of account in accordance with GAAP at the lower of cost (which approximates actual cost on the first-in, first-out method) or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down or reserved for in accordance with GAAP.

3.6 Absence of Certain Changes, Events and Conditions.

(a) Except as expressly contemplated by this Agreement, or as set forth on Schedule 3.6, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect the Company:

(i) any event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect;

(ii) any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable; or

(iii) any damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance.

(b) Except as expressly contemplated by this Agreement, or as set forth on Schedule 3.6, from the Balance Sheet Date until the date of this Agreement, the Company has not done any of the following:

(i) amended the Organizational Documents of the Company;

(ii) split, combined or reclassified any Equity Interests;

(iii) issued, sold or otherwise disposed of any Equity Interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Interests;

(iv) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(v) adopted, amended, or modified any Company Benefit Plan;

(vi) granted any increase in compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit sharing or other plan or commitment), other than in the ordinary course of business and consistent with past practice;

(vii) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(viii) purchased any securities of any Person;

(ix) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(x) made any change in any Tax election, filed any amended Tax Return, entered into any closing agreement related to Taxes, settled any Tax claim or assessment, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xi) amended or terminated any Material Contract, except in the ordinary course of business;

(xii) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties of the Company except (i) in the ordinary course of business or (ii) pursuant to any Material Contract.

(xiii) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xiv) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $250,000 (other than those arising in the ordinary course of business or those required pursuant to any Material Contract;

(xv) suffered any extraordinary losses or waived any rights of material value;

(xvi) made any payment to any Affiliate or forgiven any Indebtedness due or owing from any Affiliate to the Company;

(xvii) (i) liquidated Inventory or accepted product returns other than in the ordinary course, (ii) accelerated receivables, (iii) delayed payables or (iv) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xviii) engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xix) declared, set aside or paid any distributions, or made any other payments in respect of its Equity Interests, or repurchased, redeemed or otherwise acquired any such Equity Interests;

(xx) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law; or

(xxi) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.7 Material Contracts.

(a) Except as set forth in Schedule 3.7(a), Schedule 3.7(a) lists each of the following contracts and other agreements of the Company under which the Company has any current or future rights, obligations or liabilities (collectively, the “Material Contracts”):

(i) other than purchase orders and invoices entered into in the ordinary course of business, each agreement (or group of related agreements) of the Company involving aggregate consideration in excess of $250,000 per annum or requiring performance by any party more than one year from the date hereof and which cannot, in each case, be cancelled by the Company without penalty and without more than 120 days’ notice;

(ii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $250,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or a substantial portion of the assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company;

(v) all agreements (A) for the employment of any officer, individual employee or other Person on a full-time or consulting basis, which, if terminated without notice, would give rise to liability or obligation of any kind whatsoever in excess of $250,000; (B) requiring the severance payments or payments upon a change-in-control; and (C) restricting the ability of any officer, individual employee or other Person on a full-time or consulting basis to compete with the Company;

(vi) all agreements between or among the Company on the one hand and any Affiliate of the Company (including the Seller or any Affiliate of the Seller) on the other hand;

(vii) all contracts or commitments for capital expenditures by the Company in excess of $250,000 per year;

(viii) all Leases or licenses with respect to any properties of the Company, real or personal, whether as landlord, tenant, licensor or licensee;

(ix) partnership agreements;

(x) all agreements that purport to limit the Company’s freedom to compete freely in any line of business or in any geographic area; and

(xi) all agreements containing a preferential purchase right, right of first refusal or similar agreement.

(b) All of the Material Contracts listed or required to be listed in Schedule 3.7(a) are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Material Contract in any respect as of the date of this Agreement, except as disclosed in Schedule 3.7(a). The Company is not in breach of any of the terms or covenants of any Material Contract listed or required to be listed in Schedule 3.7(a). To the Seller’s Knowledge, no counter-party to any Material Contract listed or required to be listed in Schedule 3.7(a) is in breach of any of the terms or covenants of such Material Contract. For the sake of clarity, nothing in this Section 3.7 shall constitute a representation by the Seller that any party will not terminate or modify a Material Contract or relationship with the Company in connection with or as a result of this Agreement or the transactions contemplated hereby, including as a result of an announcement of such transactions.

(c) Except as set forth on Schedule 3.7(a)(vi), the Company is not a party to or bound by any contract or contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

3.8 Title to Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold interest in, or otherwise has a valid legal right to use, all of the Company’s Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The properties of the Company constitute all of the properties used by the Company in connection with the business and operations of the Company. Except as otherwise set forth in Schedule 3.8(a), all of said properties that are owned by the Company are owned free and clear of any liens except for the following (“Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; and

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property reflected on the title for such Real Property.

The Company’s equipment, furniture and other tangible personal property are adequate and suitable for the purposes for which they are intended and are in good working order, operating condition and state of repair, except for ordinary wear and tear.

(b) The Company does not own and has never owned any parcel of Real Property.

(c) Schedule 3.8(c) lists the street address of each parcel of leased Real Property (the “Leased Premises”), and a list, as of the date of this Agreement, of all leases for each of the Leased Premises (collectively, the “Leases”), true and correct copies of which have previously been furnished to the Buyer, including the identification of the lessee and lessor thereunder. The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. With respect to the Seller, and to the Seller’s Knowledge with respect to the landlord, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment. The Company has paid all broker fees due, payable or to become due or payable under the Leases.

(d) With respect to each Leased Premises (i) the Company has a valid leasehold interest in the Leased Premises, free and clear of any Encumbrances, covenants or title defects, other than Permitted Encumbrances, that have had or would reasonably be expected to have an adverse effect on the Company’s use and occupancy of the Leased Premises; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and presently contemplated normal business activities as conducted thereon; (iii) each of the Leased Premises (x) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel, and (y) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Seller’s Knowledge, no such proceedings are contemplated, (y) any special assessment or pending improvement liens to be made by any Governmental Authority which may affect any of the Leased Premises, or (z) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premises.

3.9 Intellectual Property.

(a) Except as set forth in Schedule 3.9(a), the Company (i) owns and has independently developed or acquired, or (ii) has a valid right or license to all Company IP Rights. The Company IP Rights and the Intellectual Property licensed under Inbound Company IP Rights Agreements are sufficient for the conduct of the Business as currently conducted and, to the Seller’s Knowledge, as currently proposed to be conducted by the Company, including the provision of Company Products and Services.

(b) Except as set forth in Schedule 3.9(b), the Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain.

(c) Except as set forth in Schedule 3.9(c), the Company owns and has good and exclusive title to each item of Company-Owned IP Rights (or in the case of any Intellectual Property license, the exclusive rights with respect thereto), free and clear of any Encumbrances.

(d) Neither the execution and delivery or effectiveness of this Agreement, nor the performance of the Company’s obligations under this Agreement, will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of the Company to use, possess, sell or license any Company-Owned IP Right or portion thereof. Except as set forth in Schedule 3.9(d), after the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Buyer without restriction and without payment of any kind to any third party.

(e) Schedule 3.9(e) lists all Registered Intellectual Property owned by the Company (the “Company Intellectual Property”). The Company owns or has the right to use all Intellectual Property necessary to conduct the Business as currently conducted and, to the Seller’s Knowledge, as currently proposed to be conducted by the Company.

(f) The Company is not nor shall it be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any contract pursuant to which the Company grants to any third party any rights in, to, or under any Company IP Rights (the “Outbound Company IP Rights Agreements”) or pursuant to which the Company receives licenses in, to, or under any Third Party Intellectual Property Rights (the “Inbound Company IP Rights Agreements” and collectively with the Outbound Company IP Rights Agreements, the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3.9(f) will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Except as set forth in Schedule 3.9(f), none of the Outbound Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(g) Except as set forth in Schedule 3.9(g), there are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, or fees to consultants and contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.

(h) Except as set forth in Schedule 3.9(h), to the Seller’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any Employee or former employee of the Company. Except as set forth in Schedule 3.9(h), the Company has not brought any Action for infringement or misappropriation of any Intellectual Property rights or breach of any Company IP Rights Agreement.

(i) Except as set forth in Schedule 3.9(i), the Company has not been sued in any Action (or received any written notice or, to the Seller’s Knowledge, any threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property right. Except as set forth in Schedule 3.9(i), the Company has not received any communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.

(j) The operation of the Business as such business is currently conducted and as currently proposed to be conducted by the Company (including (i) the design, development, reproduction, marketing, licensing, sale, offer for sale, delivery, distribution, provision and/or use of any Company Product and Service; and (ii) the Company’s use of any product, device or process used in the Business as currently conducted and as currently proposed to be conducted by the Company) does not and will not, to the Seller’s Knowledge, infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction.

(k) Except as set forth in Schedule 3.9(k), none of the Company-Owned IP Rights, the Company Products and Services, or the Company is subject to any Action or outstanding order, contract or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any Company-Owned IP Right or any Company Product and Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product and Service, or (ii) restricting the conduct of the Business in order to accommodate any third party Intellectual Property rights.

(l) The Company has not received any opinion of legal counsel that any Company Product and Service or the operation of the Business as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any Third Party Intellectual Property Rights.

(m) Except as set forth in Schedule 3.9(m), the Company has secured from all of its consultants, employees and contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights (other than those under exclusive license to the Company) unencumbered and unrestricted exclusive ownership of, all corresponding Intellectual Property in such contribution that the Company does not already own by operation of law, and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, except as set forth in Schedule 3.9(m), the Company has obtained written and enforceable proprietary information and invention disclosure and assignment agreements from all current and former consultants, employees and contractors of the Company. All Company consultants, employees and contractors have signed the Company’s corresponding standard employee agreement or proprietary information and invention disclosure and assignment agreement in substantially a form provided by the Company to the Buyer without any deviation.

(n) To the Seller’s Knowledge, no current or former consultant, employee or contractor of the Company (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other contract with any other party by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(o) The employment of any Employee of the Company or the use by the Company of the services of any consultant or contractor is not a violation by the Company of any contract entered into by the Company with any third party restricting the Company’s ability to solicit such Employee, consultant or contractor to work for the Company.

(p) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights or in the Company Products and Services (“Proprietary Information”). All use, disclosure or appropriation of Proprietary Information owned by the Company by or to a third party has been pursuant to the terms of a written contract between the Company and such third party. To the Seller’s Knowledge, all use, disclosure or appropriation of Proprietary Information by the Company not owned by the Company has been pursuant to the terms of a written contract between the Company and the owner of such Proprietary Information, or is otherwise lawful. Except as set forth in Schedule 3.9(p), all current and former employees and consultants of the Company having access to Proprietary Information or confidential information of the Company’s customers or business partners that the Company has contractually agreed to protect as confidential information have executed and delivered to the Company a written contract regarding the protection of such Proprietary Information or confidential information (in the case of confidential information of the Company’s customers and business affiliates, to the extent required by any contract with such customers and business affiliates).

(q) Schedule 3.9(q) lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such

Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company). The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(r) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company IP Rights or Company Products and Services; (ii) distributed Open Source Materials in conjunction with any Company Products and Services; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates, or purports to create, obligations for the Company with respect to any Company IP Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software owned by the Company incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

(s) All Company Products and Services sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers conform to applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to the Company’s packaging, advertising and marketing materials and to applicable service specifications or documentation for the Company Products and Services.

(t) The Company has provided the Buyer with all documentation and notes relating to the testing of all Company Products and Services.

(u) Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on its behalf to any Person of any Company Source Code. Schedule 3.9(u) identifies each contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(v) The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights.

(w) Schedule 3.9(w) contains a complete list of all software development tools, library functions, compilers, publishing and distribution tools, and databases used by the Company, except for any such software that is generally available off the shelf and is used in its generally available form, such as standard compilers (collectively, the “Development Tools”). Schedule

3.9(w) also sets forth, for each Development Tool (i) any contracts with third parties providing such third parties with rights to receive royalties or other payments with respect to such Development Tool, (ii) a list of any restrictions on the Company’s unrestricted right to use and distribute such Development Tool and (iii) a list of all contracts with third parties for the use by such third party of such Development Tool. The Company has sufficient right, title and interest in and to the Development Tools for the conduct of the Business as currently conducted and as currently proposed to be conducted by the Company. Neither the execution and delivery or effectiveness of this Agreement nor the consummation of the transactions provided for herein will adversely affect the right of the Company to use any Development Tool, nor require the consent of any third party for the Company’s continued unrestricted use of any Development Tool, or result in any breach by the Company of any contract with any third party relating to any Development Tool.

3.10 Insurance. Schedule 3.10 hereto contains a complete and correct list of all policies of insurance to which the Company is a party or that provide coverage to the Company or its properties (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular), including the amounts of such insurance and annual premiums with respect thereto, all of which are valid and enforceable, and are sufficient for compliance with all applicable Laws and contracts or agreements to which the Company is a party. The Company has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder. None of the insurance carriers has indicated to the Company an intention to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 3.10 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. During the prior three years, all notices required to have been given by the Company to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

3.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth on Schedule 3.11(a), there are no Actions pending or, to the Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against the Seller or any Affiliate thereof and relating to the Company), whether covered by insurance or not, and there exists no reasonable basis for any such Action. Schedule 3.11(a) includes a true and correct listing of all material Actions that were pending, settled or adjudicated since January 1, 2011.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company.

3.12 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.12(a), since January 1, 2011, the Company is and has been in compliance in all respects with all Laws applicable to the Business,

properties or assets of the Company, other than failures to so comply that would not have an adverse effect on the business, operations, properties or financial condition of the Company. Except as set forth on Schedule 3.12(a), the Company (i) has not received or entered into any citations, complaints, consent orders, compliance schedules or other similar enforcement orders, or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Laws, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, properties or financial condition of the Company, and (ii) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would reasonably be expected to constitute a default under, or breach or violation of, any Law or Permit applicable to the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 3.12(a), the Company has not received notice of and there is no reasonable basis for, any Action that might result in a finding that the Company is not or, since January 1, 2011, has not been in compliance with Laws relating to (i) the development, testing, manufacture, packaging, distribution and marketing of products; (ii) employment, safety and health; (iii) environmental protection, building, zoning and land use; and/or (iv) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

(b) Schedule 3.12(b) contains a list of the material Permits of the Company. All Permits required for the Company to own, operate, use and/or maintain its properties and to conduct the Business as presently conducted and as expected to be conducted in the future have been obtained by the Company and are valid and in full force and effect. The Company is in material compliance with all such Permits. No proceeding is pending, or, to the Seller’s Knowledge, threatened to modify, suspend or revoke, withdraw, terminate or otherwise limit any such Permits, and no Actions have been taken or, to the Seller’s Knowledge, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its properties or to conduct the Business as presently conducted and as expected to be conducted in the future. No violations have occurred that remain uncured, unwaived or otherwise unresolved, or are occurring in respect of any such Permits, that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 3.12(b).

3.13 Environmental Matters.

(a) The Company is and has been in compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, relating to any Real Property currently or formerly owned, leased, operated or otherwise used by the Company.

(b) The Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Schedule 3.13) necessary for the current ownership, lease, operation or use of the Business or assets of the Company.

(c) To the Seller’s Knowledge, no Real Property currently or previously owned, leased, operated or otherwise used by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Neither the Company nor, to the Seller’s Knowledge, any prior owner, lessee or operator of said Real Property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, Released, treated, stored or disposed of in any manner which could form the basis for an Environmental Claim against the Company or the Buyer. The Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(e) No Hazardous Material is or was stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on Real Property currently or previously owned, leased, operated or otherwise used by the Company or, to the Seller’s Knowledge, on adjacent parcels of real property, and no part of such Real Property or, to the Seller’s Knowledge, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Material.

(f) The Company has not received an Environmental Notice that any Real Property currently or previously owned, leased, operated or otherwise used in connection with the Business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could result in an Environmental Claim against, or a violation of Environmental Laws or termination of any Environmental Permit of, the Company.

3.14 Employee Benefit Matters.

(a) Schedule 3.14(a) contains a list of each Company Benefit Plan.

(b) True, correct and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to the Buyer. There has also been made available to the Buyer, with respect to each Company Benefit Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description.

(c) Except as otherwise set forth in Schedule 3.14(c),

(i) The Company does not contribute to or have an obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, and the Company does not have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

(ii) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Company Benefit Plans, and to the Seller’s Knowledge, there have been no defaults or violations by any other party to the Company Benefit Plans;

(iii) All reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to governmental agencies, plan participants, or plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Company Benefit Plan has been administered in substantial compliance with its governing documents;

(iv) Each of the Company Benefit Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter or is covered by an opinion letter from the Internal Revenue Service regarding such qualified status and there is no condition that has occurred that would adversely affect such qualified status;

(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Seller’s Knowledge, threatened against, or with respect to, any of the Company Benefit Plans or their assets;

(vi) All contributions required to be made to the Company Benefit Plans pursuant to their terms and provisions and applicable Law have been made timely;

(vii) As to any Company Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the Pension Benefit Guaranty Corporation (“PBGC”) have not been waived) has occurred, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, there has been no termination or partial termination of the plan within the meaning of Section 411(d)(3) of the Code, no liability to the PBGC has been incurred, and the assets of the plan equal or exceed the aggregate present value of the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the plan, computed on a “plan termination basis” based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

(viii) None of the Company Benefit Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Company Benefit Plan, the Company, or director, officer or employee thereof to a Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix) To the Seller’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before the Internal Revenue Service, the Department of Labor or the PBGC;

(x) Each trust funding a Company Benefit Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and there is no condition that has occurred that would adversely affect such exempt status;

(xi) The Company does not have any obligation to provide health benefits or death benefits to former employees, except as specifically required by Law or for the duration of the month of termination of employment;

(xii) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will (A) entitle any Employee or former employee of the Company to severance pay, unemployment compensation or any similar payment; (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such Employee or former employee; or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(xiii) The Company has not incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Company Benefit Plan, or (B) to any Multiemployer Plan, including, without limitation, an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA;

(xiv) Since January 1, 2011, there have not been any (A) work stoppages, labor disputes, or other significant controversies between the Company and its employees, (B) labor union grievances or organizational efforts, or (C) unfair labor practice or labor arbitration proceedings pending or, to the Seller’s Knowledge, threatened.

(xv) Except as set forth in Schedule 3.14(a), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any Person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(d) Within the 90 days prior to the date of this Agreement, the Company has not terminated more than five employees of the Company.

3.15 Employment Matters.

(a) Schedule 3.15(a) contains a true, correct and complete list of all Employees of the Company as of the date hereof, together with their respective job title, current base salary or hourly wage rate, any bonus amounts paid with respect to 2015 (shown separately), any bonus or other compensation amounts paid, proposed to be paid, promised to be paid or otherwise earned with respect to 2016 (shown separately), and status as exempt or non-exempt for overtime.

(b) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2012, there has not been, nor, to the Seller’s Knowledge, has there been any threat of, any (i) strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor activity or dispute affecting the Company; or (ii) labor union grievances or organizational efforts.

(c) The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices. Except as set forth on Schedule 3.15(c), there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any Employee or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d) Except as set forth on Schedule 3.15(d), no Employee of the Company at the director level or higher has provided notice to the Company of his or her intent to terminate his or her employment with the Company.

(e) The Company has complied with all laws regarding classification of individuals who perform services for the Company as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to the Seller’s Knowledge, threatened that challenges such classifications.

(f) The Company is employing individuals who are lawfully permitted to work in the United States, and the Company is in in compliance in all material respects with all applicable Laws of the United States regarding immigration and/or employment of non-citizen workers. The Company has not been notified of any pending or, to the Seller’s Knowledge, threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and the Company has not received any “no match” notices from U.S. Immigration and Customs Enforcement, the Social Security Administration or the Internal Revenue Service within the previous 12 months.

(g) The employment of Employees is terminable at will. All material sums due for Employee compensation and benefits have been duly and adequately accrued on the Financial Statements to the extent required by GAAP applied on a consistent basis. All accrued vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company in accordance with GAAP applied on a consistent basis.

3.16 Banks. Schedule 3.16 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault; (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault;

and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.16, no such proxies, powers of attorney or other like instruments are irrevocable.

3.17 Suppliers and Customers. Schedule 3.17 sets forth (i) the top ten suppliers of the Company (according to dollar amount of goods purchased) during each of the fiscal years ended December 31, 2015 and 2014 and the six months ended June 30, 2016, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the top ten customers of the Company (according to dollar amount of goods/services sold) during each of the fiscal years ended December 31, 2015 and 2014 and the six months ended June 30, 2016, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.17, no supplier of the Company has canceled, terminated or, to the Seller’s Knowledge, made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company. For the sake of clarity, nothing in this Section 3.17 shall constitute a representation by the Seller that any party will not terminate or modify a Material Contract or relationship with the Company in connection with or as a result of this Agreement or the transactions contemplated hereby.

3.18 Absence of Certain Business Practices.

(a) None of the Seller, the Company, nor any Affiliate, manager, officer, director, or employee of the Company, nor, to the Seller’s Knowledge, any agent of the Company or any other Person acting on behalf of or associated with the Company, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, agent, supplier or any employee or agent of any customer, agent or supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, agent, supplier or any employee or agent of any customer, agent or supplier, any official or employee of any government (domestic or foreign), any political party or candidate for office (domestic or foreign), or any other Person who was, is, or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (A) would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (B) if not given in the past, would reasonably be expected to have a Material Adverse Effect.

(b) None of the Seller, the Company, nor any Affiliate, manager, officer, director, or employee of the Company, nor, to the Seller’s Knowledge, any agent of the Company or any other Person acting on behalf of or associated with the Company, is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, 15 USC §§ 78dd-1, et seq., as amended, and the rules and regulations thereunder (the “FCPA”), or other relevant multilateral measures such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as defined under the FCPA) or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or (ii) that would constitute an offer to pay, a promise to pay, or a payment of money or anything else of value, or an authorization of such offer, promise, or payment, directly or indirectly, to any employee, agent, or representative of another company or entity in the course of their business dealings with the Company or any of its Affiliates, in order to induce such person to act against the best interest of his or her employer or principal.

3.19 Products, Services and Authorizations.

(a) Each product designed, manufactured, repaired or serviced by the Company has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the product is normally and has normally been manufactured, and (ii) the provisions of all applicable Laws.

(b) Schedule 3.19(b) sets forth, in each case since January 1, 2011, (i) a list of all products which have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any product; (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any product; and (iii) a list of all regulatory letters received by the Company or any of its agents relating to the Company or any of the products or the Company’s establishments.

(c) To the Seller’s Knowledge, there exists no set of facts which would reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair, or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any Governmental Authority or regulatory authority with respect to the Company or any of its products.

(d) Except as set forth on Schedule 3.19(d), there are no claims existing or, to the Seller’s Knowledge, threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and there is no reasonable basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company has commercially reasonable insurance coverage for products liability claims against it.

3.20 Export Controls, Economic Sanctions and Import Compliance.

(a) Export Controls and Economic Sanctions Compliance. Except as set forth on Schedule 3.20, the Company is in compliance and has been in compliance with all Laws relating to U.S. export controls and economic sanctions, including, but not limited to, the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130 (2016)) of the U.S. Department of State; the

Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2016)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; and the various economic sanctions, regulations, and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). The Company has not (a) made a voluntary disclosure with respect to violations of such laws; (b) been subject to any (i) claim, action, audit, compliance assessment or focused assessment for alleged or actual underpayment of import or export duties, Taxes or fees, (ii) suspension of export privileges, or (iii) investigation or enforcement action or sanction by any Governmental Authority arising under such Laws; (c) made or provided any false statement or omission to any Governmental Authority or to any customer in connection with the importation or exportation of merchandise; or (d) exported or re-exported, directly or, to the Seller’s Knowledge, indirectly, any items to Cuba, Iran, Sudan, Syria, North Korea, or to the Crimea region, or to any prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders and decrees of carious agencies of the U.S. Government, including, but not limited to, the Denied Persons List or Entity List, as administered by the U.S. Department of Commerce, Bureau of Industry and Security’s, or the OFAC List of Specially Designated Nationals or Blocked Persons.

(b) Import Compliance. Except as set forth on Schedule 3.20, the Company has been in full compliance with all import laws and regulations, including, but not limited to, the laws and regulations administered by U.S. Customs and Border Protection (“CBP”). The products imported by the Company have not, over the past five years, been subject to any penalties (civil or criminal), claims for liquidated damages, or notices of redelivery issued by CBP, or to any detentions, seizures or forfeitures by CBP or any other U.S. Government agency. The Company has not made any prior disclosures to CBP of any violation of the customs laws during this period. The Company has not been, nor is it currently, subject to any CBP investigation or enforcement action (and it has no knowledge of any possible future action). The Company has paid all import duties, fees and other charges owed to CBP, and the products that it imports are not subject to any antidumping duty, countervailing duty or other penalty duty. The Company is not sourcing products from facilities that use forced or indentured labor (including child labor).

3.21 Transactions with Affiliates. Except as set forth on Schedule 3.21 and except for normal advances to employees consistent with past practices, payment of compensation and benefits for employment to employees consistent with past practices and participation in scheduled Company Benefit Plans by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director, employee or Affiliate of the Company, the Seller or any of their respective Affiliates. Except as set forth on Schedule 3.21, none of officers, directors, employees or Affiliates of the Company, the Seller or any of their respective Affiliates is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Person.

3.22 Privacy and Data Security. No Person has obtained unauthorized access to third party information or data in the possession of the Company (including any personal information, personally identifiable information and personal data, which is collectively referred to herein as “Personal Information”), nor has there been any other compromise of the security, confidentiality or integrity of such information or data. The Company has complied in all material respects with (i) all applicable laws relating to privacy, personal data security and protection, and the collection, processing and use of Personal Information (collectively, “Privacy Laws”); (ii) the Payment Card Industry Data Security Standards (the “PCI DSS”); and (iii) its own internal employee-facing and external customer-facing privacy and data security policies and guidelines. The operation of the Business does not violate, and has not violated, any applicable Privacy Laws or the PCI DSS. The Company has not received any notice, claim or demand from (i) a Governmental Authority asserting or claiming that the Company has violated or has failed to comply with any Privacy Law or (ii) any Person asserting a breach of a Privacy Law or seeking compensation for breach of a Privacy Law. The Company has not notified and has not been required or obligated to notify any Person with respect to a breach of privacy or security, or unauthorized misappropriation, access or use of, any Personal Information.

3.23 Taxes.

(a) Except as set forth on Schedule 3.23:

(i) The Company has filed all material Tax Returns required to be filed (taking into account any valid extensions) by it. All such Tax Returns are true, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than normal, timely obtained extensions of time to file Tax Returns. All Taxes due and owing by the Company (whether or not shown on a Tax Return) have been paid except for such Taxes, if any, as are being contested in good faith and have been accrued and provided for on the books and records of the Company, in each case, in all material respects in accordance with GAAP. The Company has delivered or made available to the Buyer complete and accurate copies of all federal income and state and local income Tax Returns of the Company for the past four years.

(ii) No extensions or waivers of statutes of limitations are currently in effect with respect to any material Taxes of the Company.

(iii) There are no ongoing actions, suits, claims, investigations, audits or other legal proceedings by any taxing authority against the Company.

(iv) The Company is not a party to any contract, agreement or other arrangement regarding the sharing or allocation of liability for Taxes or the payment of Taxes, other than such an agreement or arrangement that is an ordinary course commercial agreement or arrangement the primary purpose of which does not relate to Taxes.

(v) There are no liens for Taxes against any of the assets of the Company, other than statutory liens for Taxes by Governmental Authorities securing payments not yet due or delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings where an adequate reserve has been established on the Financial Statements in accordance with GAAP. No Governmental Authority has threatened in writing that it is in the process of imposing any lien for Taxes on the Purchased Shares or assets of the Company.

(vi) No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(vii) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid to the applicable taxing authority.

(viii) The unpaid Taxes of the Company did not, as of the date of the Interim Balance Sheet, exceed the Tax liability accrued on the Interim Balance Sheet. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes, except in the ordinary course of business.

(b) The Company has not consummated or participated in (i) any transaction which was or is a “tax shelter” transaction as defined in Section 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder, or (ii) a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b). The Company has disclosed to the Internal Revenue Service all positions taken on its federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

(c) The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(d) The Company (i) is not and has not been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise, and (iii) has not received or applied for a Tax ruling from any taxing authority or entered into any “closing agreement” pursuant to Code Section 7121 (or any predecessor provision or any similar provision of state, local or foreign Law).

(e) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting pursuant to Section 481 of the Code for a Pre-Closing Tax Period (and applicable provision of state and local tax law); (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) election under Section 108(i) of the Code; or (vi) use of an improper method of accounting for a Pre-Closing Tax Period.

(g) The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. Law) or (ii) the method described in Treasury Regulation Section 1.451-5(b)(1)(ii) (or any similar method under state, local or non-U.S. Law).

(h) The Company has properly collected and remitted sales and similar taxes with respect to sales made to its customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all sales made without charging or remitting sales or similar taxes that qualify such sales as exempt from sales and similar taxes.

(i) The Company does not have net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated hereby).

(j) The Company is not and has not ever had a “permanent establishment” within the meaning of an applicable income tax treaty in any foreign country, and the Company is not subject to taxation in any foreign country.

(k) The Company is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) nor a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(l) Notwithstanding anything to the contrary in this Agreement, no representation or warranty in this Section 3.23 shall apply to, or give rise to any claim under this Agreement for Damages in respect of, any Taxes attributable to any Post-Closing Tax Period (including any claim regarding the existence, amount or expiration date of, or limitations on the post-Closing use or availability of, any tax attribute (including methods of accounting or Tax basis) of the Company.

3.24 Brokers. Other than Baird, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.25 No Other Representations and Warranties; Disclosures. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyer and its Representatives (including any information, documents or material made available to the Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law and the Seller disclaims any other representations or warranties, whether made by the Seller, the Company, any of their Affiliates or any of their Representatives. The disclosure of any matter or item in any section of the Disclosure

Schedules shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing.

4.1 Organization and Authority of the Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Washington. The Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the other Transaction Documents, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Seller, and no other proceedings on the part of the Seller or the Company are necessary to authorize this Agreement and the other Transaction Documents, to carry out their obligations hereunder and thereunder or to consummate the transactions contemplated hereby and thereby.

4.2 Execution and Delivery; Enforceability. This Agreement and the other Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and the other Transaction Documents to which the Seller is a party constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of the Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable the Seller, or by which any of its properties or assets are bound; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Seller is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby. Except as set forth on Schedule 4.3, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Seller’s Knowledge, threatened against or by the Seller or any Affiliate of the Seller that challenge or seek to prevent, enjoin or otherwise delay or burden any of the transactions contemplated by this Agreement and the other Transaction Documents to which the Seller is a party.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement and the other Transaction Documents to which the Seller is a party.

4.5 Title to Purchased Shares. The Seller is the sole record and beneficial owner of and has good and valid title to the Purchased Shares. The Seller owns all of such Purchased Shares free and clear of all Encumbrances, there are no limitations or restrictions on the Seller’s right to transfer the Purchased Shares pursuant to this Agreement, and delivery of the Purchased Shares to the Buyer, accompanied by an irrevocable stock power duly executed in blank, will convey to the Buyer good and marketable title to such Purchased Shares, free and clear of all Encumbrances; provided, that for the sake of clarity, the Seller makes no representation with respect to Encumbrances created by the Buyer or its lenders, or other contractual obligations of the Buyer. Except for the transactions contemplated by this Agreement, there are no options, warrants, purchase rights, convertible securities or other agreements or commitments (written or oral) obligating the Seller to transfer or sell, or cause the issuance, transfer or sale of, any Equity Interests of the Company.

4.6 Brokers. Other than Baird, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.7 Exclusivity of Representations and Warranties. The Seller makes no representations or warranties of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller except as expressly set forth in this Article IV, and the Seller hereby expressly disclaims any such other representations and warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing.

5.1 Organization and Authority of the Buyer. The Buyer is a corporation validly existing and in good standing under the Laws of the state of Nevada. The Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and the other Transaction Documents to which the Buyer is a party constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2 No Conflicts; Consents. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of the Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer, or by which any of its properties or assets are bound; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.3 Investment Purpose. The Buyer is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Purchased Shares are not registered under the Securities Act, or any state securities laws, and that the Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. The Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.4 Brokers. Other than Cowen, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

5.5 Sufficiency of Funds. The Buyer has sufficient cash on hand or access to credit facilities in place as of the date of this Agreement to pay the Closing Date Payment and to pay all fees and expenses payable by the Buyer in connection with the transactions contemplated by this Agreement without obtaining debt or equity financing from any other source.

5.6 Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated by this Agreement, including payment of the Closing Date Payment, assuming the accuracy in all material respects of the representations and warranties regarding the Company set forth in Article III hereof, the Buyer will be Solvent.

5.7 Legal Proceedings. There are no Actions pending or, to the knowledge of the Buyer, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay or burden any of the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer is a party.

5.8 Insurance Policies.

(a) The R&W Insurance Policy is a true and complete copy thereof as it will be in effect as of the Closing, has not been amended or modified in any manner since the date thereof and will be in full force and effect as of the Closing. As of the Closing, the Buyer has fully paid (or caused to be paid) any and all policy fees, premiums and other amounts that are due and payable on or prior to the date of this Agreement in connection with the R&W Insurance Policy. The R&W Insurance Policy has been issued by a recognized insurance carrier (the “R&W Carrier”) rated by AM Best at A or better as of the date of issuance for the benefit of the Buyer and the Company and customized based on the terms of this Agreement. The R&W Insurance Policy is a “Buyer’s” policy and has been negotiated by the Buyer and the R&W Carrier in consultation with the Seller.

(b) The Product Liability Insurance Policy binders are true and complete copies thereof, have not been amended or modified in any manner since the date thereof and the policy related thereto will be in full force and effect as of the Closing with the coverage, limits, deductible and terms and conditions set forth in the Product Liability Insurance Policy binders. As of the Closing, the Buyer will have fully paid (or caused to be paid) any and all policy fees, premiums and other amounts that are due and payable in connection with the Product Liability Insurance Policy. The Product Liability Insurance Policy will be issued by a recognized insurance carrier (the “Product Liability Carrier”) rated by AM Best at A- or better as of the date of issuance for the benefit of the Buyer and the Company. The Product Liability Insurance Policy is a “Buyer’s” policy and has been negotiated by the Buyer and the Product Liability Carrier in consultation with the Seller.

5.9 Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, the Buyer has relied solely upon its own investigation and the express representations and warranties set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Seller, the Company or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement or the other Transaction Documents, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules). In connection with the Buyer’s investigation of the Company, the Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, the Buyer hereby acknowledges that none of the Seller (or any of its members), the Company, or any of their respective direct or indirect Affiliates or Representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

5.10 Exclusivity of Representations and Warranties. The Buyer makes no representations or warranties of any kind or nature whatsoever, oral or written, express or implied, relating to the Buyer except as expressly set forth in this Article V, and the Buyer hereby expressly disclaims any such other representations and warranties.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, required by applicable Laws, or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall, and shall cause the Company to: (a) conduct the Business in the ordinary course of business; (b) keep available the services of the Employees; (c) maintain and operate its properties in a good and workmanlike manner, except for ordinary wear and tear; (d) pay or cause to be paid all costs and expenses (including, but not limited to, insurance premiums) incurred by the Company in a timely manner; (e) use reasonable efforts to keep all Material Contracts with suppliers listed or required to be listed on Schedule 3.7(a) in full force and effect; (f) comply with all of the covenants contained in the Material Contracts; (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof; (h) comply in all material respects with all applicable Laws; and (i) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the material rights, franchises, goodwill and relationships, when taken as a whole, of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.6 to occur. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that no termination or modification of any contract or relationship by a customer or supplier after the date hereof, as a result of this Agreement or the transactions contemplated hereby (including as a result of an announcement of such transactions), shall constitute or be the basis of a breach, inaccuracy, or failure to perform with respect to any representation, warranty, covenant or agreement made by the Seller.

6.2 Access to Information. From the date hereof until the Closing, the Seller shall, and shall cause the Company to: (a) afford the Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company (including such access and right to inspection as is necessary under, and with respect to, the R&W Insurance Policy); (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Company as the Buyer or any of its Representatives may reasonably request (including such date and information as is reasonable and necessary under, and with respect to, the R&W Insurance Policy); and (c) instruct the Representatives of the Seller and the Company to cooperate with the Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by the Buyer for access pursuant to this Section 6.2 shall be submitted or directed exclusively to Baird or such other individuals as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor the Company shall be required to disclose any information to the Buyer if such disclosure would, in the Seller’s sole discretion: (v) cause significant competitive harm to the Company and/or the Business if the transactions contemplated by this Agreement are not consummated; (w) jeopardize any attorney-client or other privilege; (x) violate a contract or obligation of confidentiality owing to a third party; (y) expose the Company to a material risk of liability for disclosure of sensitive or personal information; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Seller, which may be withheld for any reason, the Buyer shall not contact any suppliers to, or customers of, the Company and the Buyer shall have no right to perform invasive or subsurface investigations of any Real Property. The Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

6.3 Supplements to Disclosure Schedules. From time to time prior to the Closing, the Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto, including with respect to any matter hereafter arising or of which they become aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2 have been satisfied.

6.4 Governmental Approvals and Other Third-Party Consents.

(a) Subject to the terms and conditions herein, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each Party hereto shall furnish to the other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.

(b) Each of the Parties shall cooperate with one another and use commercially reasonable efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or other Competition Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Each Party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.4. Each such Party shall promptly inform the other Party of any oral communication, and provide copies of written communications, with any Governmental Authority regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the HSR Act or other Competition Laws.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.4, the Parties shall provide or cause to be provided as promptly as practicable to any applicable Governmental Authority information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act as promptly as practicable, but in no event later than six Business Days after the date hereof for filings required under the HSR Act and 10 Business Days after the date hereof for all other filings, and thereafter to respond promptly to any request for additional information or documentary material that may be made.

(d) Further, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any applicable Governmental Authority with respect to the transactions contemplated by this Agreement under any Competition Law. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, such action and to do, or cause to be done, and to cooperate fully with each other with respect to all things necessary, proper or advisable to cause the expiration of the notice periods under the HSR Act or other Competition Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of the Parties agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Competition Laws that may be asserted by any Governmental Authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible. Notwithstanding any provision to the contrary in this Agreement, (i) nothing in this Agreement shall require any party to litigate with any Governmental Authority concerning the transactions contemplated by this Agreement, and (ii) no party nor any of its respective affiliates shall be required hereunder to (A) enter into any settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority in connection with this Agreement, or (B) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other material action (or otherwise agree to do any of the foregoing) with respect to the subsidiaries, businesses, assets or properties of such party or any of its respective affiliates. Any HSR filing fees shall be paid 50% by the Buyer and 50% by the Seller.

(e) The Seller and the Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described on Schedule 3.4(b); provided, however, that neither the Seller nor the Company shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.5 Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and the Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

6.6 Director and Officer Indemnification and Insurance. On or prior to the Closing Date, the Buyer shall, or shall cause the Company at Closing to, purchase “tail” coverage for the six-year period commencing immediately after the Closing Date covering matters, circumstances, acts or omissions occurring at or prior to the Closing Date with respect to those persons who are currently covered by the Company’s existing directors’ and officers’ liability and employment practices liability insurance policies. For the avoidance of doubt, expenses incurred in connection with such “tail” coverage shall be expenses of the Buyer and shall not be Transaction Costs of the Seller or the Company, and shall not be deducted for purposes of calculating the Final Net Working Capital. The Buyer, from and after the Closing Date, shall cause the Organizational Documents of the Company to contain provisions no less favorable to the individuals, who, at any time on or prior to the Closing Date, were directors or officers of the Company (the “D&O Indemnitees”), with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees.

6.7 Non-Competition, Non-Solicitation and Confidentiality.

(a) In consideration of the payment of the purchase price hereunder, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby acknowledges that it is a beneficiary of the purchase price payments to the Company and the Seller hereby severally covenants and agrees as follows:

(i) Without the prior written consent of the Buyer, the Seller shall not for a period of five years from and after the Closing Date, or, in the alternative, in the event any reviewing court finds five (5) years to be overbroad in duration and unenforceable, for a period of four (4) years from and after the Closing Date, or, in the alternative, in the event any reviewing court finds four (4) years to be overbroad in duration and unenforceable, for a period of three (3) years from and after the Closing Date, or, in the alternative, in the event any reviewing court finds three (3) years to be overbroad in duration and unenforceable, for a period of two (2) years from and after the Closing Date (the “Restricted Period”), (A) directly or indirectly acquire or own in any manner any interest in any Person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the

Buyer or any of its subsidiaries or Affiliates, anywhere the Buyer or the Company have customers or market products manufactured by the Buyer or the Company (the “Territory”), (B) serve as an agent or as a consultant to any Person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize its special knowledge of the business of the Company and its relationships with customers, suppliers and others to compete with the Buyer and/or any of its Affiliates in any business which engages or plans to engage in the Business; provided, however, that nothing herein shall be deemed to prevent the Seller from acquiring through market purchases and owning, solely as an investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Member is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. The Seller acknowledges and agrees that the covenants provided for in this Section 6.7(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s trade secrets. The Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s and the Company’s legitimate business interests, which include its interests in protecting the Buyer’s and the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the world, and (iii) customer goodwill associated with the ongoing Business. The Seller expressly authorizes the enforcement of the covenants provided for in this Section 6.7(a) by (A) the Buyer and its subsidiaries, (B) the Buyer’s permitted assigns, and (C) any successors to the Buyer’s business. To the extent that the covenants provided for in this Section 6.7(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

(ii) Without the prior consent of the Buyer, the Seller shall not for the Restricted Period, directly or indirectly, for itself or for any other Person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any Employee or former employee of the Company, unless such Employee or former employee has not been employed by the Company for a period in excess of nine months; provided, in each case, that this clause (i) shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media, or using an employee recruiting or search firm to conduct searches that are, in each case, not specifically targeted at employees of the Company, and/or (ii) for purposes of diverting their business or services from the Company, call on or solicit any of the actual or, to the Seller’s Knowledge, targeted prospective customers or clients of the Company, nor shall the Seller make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.

(iii) Notwithstanding anything in this Section 6.7 to the contrary, the provisions of this Section 6.7(a) shall not apply to any owner or Affiliate of the Seller, either directly or indirectly, nor obligate the Seller with respect to any such owner or Affiliate.

(b) Effective upon the Closing, the Buyer’s obligations under the Confidentiality Agreement shall terminate with respect to information regarding the Company; provided, that the Confidentiality Agreement shall survive in accordance with its terms with respect to information regarding the Seller and its Affiliates.

(c) The Seller acknowledges that it is in possession of Confidential Material concerning the Business and the Company. The Seller shall, and shall cause its Representatives to, for a period of three years following the Closing (or indefinitely with respect to any Confidential Material constituting a trade secret), (i) treat confidentially and not disclose all or any portion of such Confidential Material and (ii) use such Confidential Material solely for the purpose of consummating the transactions contemplated hereby, enforcing its rights under this Agreement and the other Transaction Documents, and for no other purpose. The Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for the Seller to consummate the Agreement or in connection with the Seller’s enforcement of its rights hereunder or under the other Transaction Documents. If the Seller or any of its Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Material, the Seller agrees to notify the Buyer so that the Buyer may, at the Buyer’s sole expense, promptly seek any appropriate protective order and/or promptly take any other action. In the event that such protective order is not promptly obtained, or that the Buyer waives compliance with the provisions of this Section 6.7(c), (a) the Seller or such Representative, as the case may be, may disclose to any tribunal or other Person only that portion of the Confidential Material which is legally required to be disclosed or disclosure of which is otherwise necessary to avoid sanction for contempt of court (or such other tribunal or person) and shall use its commercially reasonable efforts, at the Buyer’s sole expense, to obtain assurance that confidential treatment will be accorded such Confidential Material, (b) to the extent legally permissible, the Seller or such Representative shall provide the Buyer, without undue delay in advance of any such disclosure, with a list of any Confidential Material intended to be disclosed and to cooperate with the Buyer to the extent the Buyer seeks to limit such disclosure and (c) the Seller shall not be liable for such disclosure unless such disclosure to such tribunal or other person was caused by, or resulted from, a previous disclosure by the Seller or any of its Representatives, which disclosure was not permitted under the terms of this Section 6.7(c).

(d) It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by the Seller of any or all of the covenants and agreements contained in this

Section 6.7 may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Seller recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 6.7 by the Seller and/or its Affiliates or Representatives, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 6.7 shall be construed to prevent Buyer from seeking and recovering from the Seller damages sustained by it as a result of any breach or violation by the Seller of any of the covenants or agreements contained herein

6.8 Books and Records. In order to facilitate the resolution of any claims made against or incurred by the Seller or the Company prior to the Closing or for any other reasonable purpose, for a period of six years after the Closing, the Buyer shall, and shall cause the Company to: (a) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (b) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

6.9 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Seller and the Buyer. Thereafter, no Party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including any filings required by the Securities and Exchange Commission) or by any applicable listing agreement with a national securities exchange as determined in the good-faith judgment of the Party proposing to make such release.

6.10 Tax Matters.

(a) Tax Refunds. The Seller shall be entitled to any refund (or credit in lieu thereof) of Taxes attributable to any Pre-Closing Tax Period (or utilized, in the case of a credit) (including any interest paid thereon) (a “Tax Refund”), except to the extent such refund or credit was taken into account in the calculation of the Closing Date Payment or the Final Adjustment Amount and to the extent any Tax Refund is attributable to the carryback of any item of loss or deduction generated in a Post-Closing Tax Period. Within 20 Business Days after receipt by the Buyer, the Company or any Affiliate thereof, of any Tax Refund to which the Seller is entitled, the Buyer shall deliver and pay over to the Seller, by wire transfer of immediately available funds, such Tax Refund net of any Taxes and reasonable and documented out-of-pocket expenses associated with obtaining such Tax Refund. The Buyer will, and will cause the Company, and any Affiliate thereof, to execute such documents, take such additional actions and otherwise reasonably cooperate as may be necessary for such Persons to perfect their rights in and obtain all Tax Refunds for which any such Person is eligible and to which the Seller is entitled. In the case of any Straddle Period, the amount of Tax Refunds to which the Seller is entitled shall be determined in the same manner as if the relevant Tax period ended on the date hereof. In the event that any item with respect to which an amount was paid to the Seller pursuant to this Section 6.9(a) is subsequently reduced as a result of any adjustment required by any Governmental Authority, the Seller shall pay or transfer, or cause to be paid or transferred, to the Buyer the amount of such reduction within 20 days of the Buyer’s written demand therefor.

(b) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax), and any costs relating to the preparation of Tax Returns relating to any such Taxes and fees, shall be borne and paid one-half by the Buyer and one-half by the Seller. Either the Buyer or the Seller shall, as obligated by applicable Law, prepare and timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party shall cooperate with respect thereto as necessary) and shall provide a copy of such Tax Return or other document to the non-preparing Party.

(c) Tax Returns.

(i) The Seller, at its sole expense, shall prepare and file, or cause to be prepared and filed, any and all income Tax Returns of the Company filed or required to be filed after the Closing Date but that relate to any Tax periods ending on or prior to the Closing Date (“Pre-Closing Income Tax Returns”); provided, however, at the request of the Seller, the Buyer will cause the Company to sign and execute any such Pre-Closing Income Tax Returns to the extent required in order for the Seller to properly and timely file such Pre-Closing Income Tax Returns. The Seller shall (i) prepare such Pre-Closing Income Tax Returns in a manner consistent with the past practices of the Company to the extent allowable under applicable Law and (ii) deliver a draft of any such Pre-Closing Income Tax Return, no later than 30 days prior to the due date for filing such Pre-Closing Income Tax Return, to the Buyer for its review and comment. If the Buyer has no objections, the Buyer shall cause the Pre-Closing Income Tax Return to be timely filed. If the Buyer disputes the manner in which any item included in any Pre-Closing Income Tax Return is treated, the Buyer shall notify the Seller. If any such notice is provided, the Buyer and the Seller shall negotiate in good faith to resolve any such dispute or objection. If, after 10 days from the date on which written notice was provided, any dispute or objection raised therein remains unresolved, the unresolved dispute shall be submitted to the Referee for resolution and the decision of the Referee shall be final, conclusive and binding on the Parties hereto. All costs and expenses of the Referee shall be allocated 50% to the Buyer and 50% to the Seller. If the Referee is unable to resolve any such dispute prior to the due date for such Tax Return, such Tax Return shall be timely filed as prepared by the Seller, subject to amendment, if necessary to reflect the resolution by the Referee.

(ii) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, any and all Tax Returns of the Company filed or required to be filed after the Closing Date other than the Pre-Closing Income Tax Returns, including Tax Returns for Straddle Periods; provided, however, that with respect to other Tax Returns reflecting Taxes for which the Seller may have an indemnification obligation pursuant to this Agreement: (i) the Buyer shall prepare such Tax Returns in a manner consistent with the past practices of the Company to the extent allowable under applicable Law and (ii) the Buyer shall deliver a draft of any such Tax Return, no later than 30 days prior to the due date for filing such Tax Return in the case of income Tax Returns and as soon as practicable in the case of all other Tax Returns, to the Seller for its review and comment. In the case of any objection by the Seller, the provisions of Section 6.10(c)(i) shall be applicable to resolving such objection.

(iii) The Seller shall pay the Buyer any Taxes shown as due on Tax Returns prepared pursuant to this Section 6.10(c), within five Business Days before the date on which such Taxes are last due without penalty for late payment, or, if later, within five Business Days following the date on which any dispute with respect to the amount of Taxes owed by the Seller is finally resolved pursuant to the terms of Section 6.10(a) or (b); provided that in the case of Straddle Period Tax Returns, the Seller shall pay that portion of the Tax applicable to the Pre-Closing Tax Period.

(iv) Notwithstanding anything to the contrary herein, the Buyer shall not amend or cause to be amended any Tax Returns of the Company for any Pre-Closing Tax Period, or file any Tax Return for any Pre-Closing Tax Period in a jurisdiction in which the Company has not previously filed such type of Tax Return, except in accordance with this Section 6.10(c)(iv). Following the Closing, if the Buyer determines that it is necessary to amend a Tax Return of the Company relating to a Pre-Closing Tax Period, or to file a Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Company has not previously filed such type of Tax Return, the Buyer shall notify the Seller of such determination in writing (a “Tax Notice”). Following provision of a Tax Notice, the Buyer and the Seller shall work together expediently, reasonably and in good faith to reach a determination as to the necessity of filing or amending any such Tax Return and of any related Tax liability of the Company. If the Buyer and the Seller are unable to reach an agreement regarding the matters specified in a Tax Notice within thirty (30) days following delivery thereof, the parties shall promptly cause a mutually agreeable accounting firm of nationally recognized standing (the “Tax Referee”) to review the relevant disputed items. The Tax Referee shall deliver to the Seller and the Buyer, as promptly as practicable, a report setting forth its determination as to the matters submitted to it. In making its decision, the Tax Referee shall consider only those items submitted to it by the Buyer and the Seller. The decision of the Tax Referee shall be final and binding on the Seller and the Buyer. If the Tax Referee determines that the Company is more likely than not liable for the Taxes submitted to the Tax Referee for consideration, then the Buyer shall cause the Company to prepare such amendment or Tax Return reflecting the amount of Taxes concluded by the Tax Referee to be owed. If the Tax Referee determines that the Company is not more likely than not liable for the Taxes submitted to the Tax Referee for consideration, then the Buyer shall cause the Company not to file any amendment or Tax Return relating to such amounts. The cost of any services provided by the Tax Referee shall be allocated 50% to the Buyer and 50% to the Seller.

(d) The Parties acknowledge and agree that to the extent permitted by applicable Law, (A) all deductions attributable to Pre-Closing Tax Deductible Items will be reported on Tax Returns for taxable periods ending on or before the Closing Date (or if applicable with respect to Tax Returns for Straddle Periods, will be attributable to the portion of the Straddle Period ending on the Closing Date) and (B) no Party will take, or cause any of its Affiliates to take, any position that is inconsistent with the foregoing unless required by a Governmental Authority.

(e) The parties hereto shall cooperate, and shall cause their respective representatives and Affiliates to cooperate, including by agreeing to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes of the Company, including, without limitation, access to books and records, as is reasonably necessary in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), in making any election relating to Taxes, in handling audits, examinations, investigations and administrative, court or other proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company, and in all other appropriate Tax matters. Any information obtained by either Party or its Affiliates from the other Party or its Affiliates in connection with any Tax matters to which this Agreement relates shall be kept confidential, except (i) as may be otherwise necessary (A) in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding relating to Taxes or as may be otherwise required by applicable Law, (B) to enforce rights under this Agreement or (C) to pursue any claim for refund or contest any proposed Tax assessment; or (ii) for any external disclosure in audited financial statements or regulatory filings which a Party reasonably believes is required by applicable Law or stock exchange or similar applicable rules.

6.11 WARN Act. The Buyer acknowledges that it does not intend to cause the Company to terminate any employees in connection with the transactions contemplated by this Agreement and that, assuming the accuracy of Section 3.14(d), any liability for the Buyer’s or the Company’s post-Closing termination decisions, including any liability under the WARN Act, will be solely the Buyer’s responsibility. Assuming the accuracy of Section 3.14(d), if the Buyer’s post-Closing termination decisions create any liability under the WARN Act for employment losses that occurred before Closing, the Buyer will be solely responsible for any related damages and costs. The Seller will cooperate with the Buyer and, upon request, provide information regarding terminations before Closing to assist the Buyer in complying with the WARN Act.

6.12 Further Assurances; No Shop. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Until the Closing or termination of this Agreement in accordance with Article IX, the Seller shall not, and shall not authorize or permit any of its Affiliates or the Company or any of its or their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and the Company and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

6.13 Insurance Policies.

(a) R&W Insurance Policy.

(i) The parties acknowledge that the Buyer has obtained the R&W Insurance Policy, in the amount of $15,000,000 bound as of the date hereof and to remain in effect with respect to particular representations and warranties for such time as such representations and warranties survive (as set forth in the R&W Insurance Policy). Each Party hereto shall: (i) use commercially reasonable efforts to take all actions required to be taken by such Party at or prior to the Closing under the R&W Insurance Policy in order to satisfy any conditions to the effectiveness of the R&W Insurance Policy or the coverage to be provided thereby and (ii) execute and deliver all documents, instruments, certificates and other writings required to be executed and delivered by such Party under the R&W Insurance Policy at or prior to the Closing in order to satisfy any conditions to the effectiveness of the R&W Insurance Policy or the coverage to be provided thereby. Without limiting the generality of the foregoing, the Buyer shall timely pay all premiums and other amounts required to cause the R&W Insurance Policy to become effective in accordance with its terms as of the Closing.

(ii) The Buyer shall not, and shall not permit any other Person insured under the R&W Insurance Policy to, terminate, amend, alter or waive any rights or remedies under the R&W Insurance Policy without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed; provided, that notwithstanding the foregoing, if the Seller determines at its sole discretion that such termination, alteration or waiver adversely affects the Seller, the Seller shall determine whether to provide such consent at its sole discretion).

(b) Product Liability Insurance Policy.

(i) The parties acknowledge that the Buyer has obtained the Product Liability Insurance Policy, in the amount of $10,000,000 with respect to products of the Company. Each Party hereto shall: (i) use commercially reasonable efforts to take all actions required to be taken by such Party at or prior to the Closing under the Product Liability Insurance Policy in order to satisfy any conditions to the effectiveness of the Product Liability Insurance Policy or the coverage to be provided thereby and (ii) execute and deliver all documents, instruments, certificates and other writings required to be executed and delivered by such Party under the Product Liability Insurance Policy at or prior to the Closing in order to satisfy any conditions to the effectiveness of the Product Liability Insurance Policy or the coverage to be provided thereby. Without limiting the generality of the foregoing, the Buyer shall timely pay all premiums and other amounts required to cause the Product Liability Insurance Policy to become effective in accordance with its terms as of the Closing.

(ii) The Buyer shall not, and shall not permit any other Person insured under the Product Liability Insurance Policy to, terminate, amend, alter or waive any rights or remedies under the Product Liability Insurance Policy without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed; provided, that notwithstanding the foregoing, if the Seller determines at its sole discretion that such termination, alteration or waiver adversely affects the Seller, the Seller shall determine whether to provide such consent at its sole discretion).

6.14 280G Approval. To the extent necessary to avoid any payments to any Person in connection with the transactions contemplated by this Agreement constituting “parachute payments” (within the meaning of Section 280G (as defined below)), within ten (10) Business Days after the date of this Agreement, the Seller shall (a) obtain from each Person who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) with respect to the Company who, but for the member consent described in (b) below could reasonably be expected to receive Section 280G Payments (as defined below), a written waiver that shall provide that if the requisite member approval under Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) is not obtained, no Section 280G Payments (as defined below) shall be payable to or retained by such disqualified individual, and (b) submit to the members of the Seller (in a manner reasonably satisfactory to the Buyer) for approval by such number of members of the Seller as is required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G inapplicable to any and all payments and benefits provided pursuant to any Seller or Company benefit plans or other contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). The Seller agrees that (i) in the absence of member approval, no Section 280G Payments shall be made by the Seller, the Company or any of their Affiliates, and (ii) the form and substance of all member approval documents contemplated by this Section 6.14, including the waivers, shall be subject to the advance review, comment and approval of the Buyer, which approval shall not be unreasonably withheld.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the other Transaction Documents illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Competition Laws shall have expired or early termination shall have been granted.

(b) The Seller, the Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(c) This Agreement shall not have been terminated in accordance with Section 9.1.

(d) The R&W Insurance Policy shall be in full force and effect.

(e) The Product Liability Insurance Policy shall be in full force and effect.

7.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties contained in Article III and Article IV shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or words of similar import set forth therein) or in all material respects in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or words of similar import set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).

(b) The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) From the Interim Balance Sheet Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d) The Buyer shall have received a certificate from the Secretary of State of the state of Oregon and each other jurisdiction in which the Company is qualified, licensed or authorized to do business as a foreign corporation to the effect that the Company is validly existing and/or in good standing (or the equivalent thereof) or subsisting in such jurisdiction, to the extent that the relevant jurisdiction provides such a certificate, and listing all charter documents (or the equivalent governing documents) of the Company that are on file, in each case dated no more than seven days prior to the Closing Date.

(e) The Buyer shall have received pay-off letters and UCC termination statements reasonably satisfactory to the Buyer with respect to payment in full of the Indebtedness of the Company.

(f) The Buyer shall have received a certificate of the Secretary of the Seller (i) certifying copies of the Organizational Documents of the Company and (ii) confirming that all necessary limited liability company action on its behalf approving the Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby has been taken.

(g) All agreements, commitments and understandings between the Company and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to the Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to the Buyer shall have been delivered to the Buyer.

(h) All approvals, consents and waivers that are listed on Schedule 3.4(a) and Schedule 3.4(b) shall have been received, in form and substance reasonably acceptable to the Buyer, and executed counterparts thereof shall have been delivered to the Buyer at or prior to the Closing.

(i) No proceeding in which the Company or the Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.

(j) The Buyer shall have received the written resignations of all of the officers and directors of the Company, effective as of the Closing.

(k) The Buyer shall have received constructive possession of the stock books and ledgers and minute books and corporate seals of the Company, as applicable.

(l) The Buyer shall have received a certificate executed by the Seller to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof have been satisfied.

(m) The Company shall have received constructive possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information pertaining to the Company within the possession of the Company, the Seller or any of their respective Affiliates; provided, however, that the Seller may retain (i) copies of any Tax Returns and records relating thereto; and (ii) copies of any records that the Seller is reasonably likely to need for complying with Law.

(n) The Buyer shall have received a certificate of non-foreign status executed by the Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b).

(o) The Buyer shall have received the Escrow Agreement duly executed by the Seller.

(p) The Buyer shall have received Non-Competition, Non-Solicitation, Confidentiality and Inventions Agreements, in the form attached hereto as Exhibit C, duly executed by each of the parties set forth on Exhibit D (the “Employee Non-Competition Agreements”).

(q) The Buyer shall have received Non-Competition, Non-Solicitation and Confidentiality Agreements, in the forms attached hereto as Exhibit E, duly executed by each of the parties set forth on Exhibit F (the “CTH Non-Competition Agreements”)

(r) The Buyer shall have received a Non-Solicitation and Confidentiality Agreement, in the form attached hereto as Exhibit G, duly executed by each of the parties set forth on Exhibit H (the “Non-Solicitation Agreements”).

7.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Buyer contained in Article V shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or words of similar import set forth therein) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or words of similar import set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(b) The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Buyer shall have, contemporaneously with Closing, made the payments set forth in Section 2.2(c) by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by the Seller in a written notice to the Buyer.

(d) The Seller shall have received the Escrow Agreement duly executed by the Buyer.

(e) The Seller shall have received the Employee Non-Competition Agreements, the CTH Non-Competition Agreements, and the Non-Solicitation Agreements duly executed by the Company.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Subject to the other provisions of this Article VIII, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Company) and their respective officers, directors and employees from and against any and all Damages arising out of, resulting from, or in any way related to (i) a breach of, or inaccuracy in, any of the representations or warranties made by the Seller in this Agreement, (ii) a breach or default in performance by the Seller of any covenant or agreement of the Seller contained in this Agreement, and/or (iii) Indemnified Taxes.

(b) Subject to the other provisions of this Article VIII, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller from and against any and all Damages arising out of or resulting from (i) a breach of, or inaccuracy in, any of the representations or warranties made by the Buyer in this Agreement, and/or (ii) a breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement.

(c) For purposes of this Article VIII, the determination of (i) whether there is a breach of, or inaccuracy in, any of the representations and warranties made, (ii) whether any deductible amounts set forth in the R&W Insurance Policy have been surpassed and/or (iii) the amount of any Damages shall be made without regard to any materiality, Material Adverse Effect or similar materiality qualification contained in such representation or warranty; provided, that such qualification shall not be disregarded with respect to (i) Section 3.5(a) (Financial Statements; Undisclosed Liabilities; Accounts Receivable; Inventories), (ii) Section 3.6(a)(i) (Absence of Certain Changes, Events and Conditions) or (iii) what constitutes a “Material Contract or “material Permit” for purposes of the Disclosure Schedules.

8.2 Limitation on Liability; R&W Insurance Policy.

(a) Certain Limitations on Indemnification with Respect to Claims.

(i) With respect to indemnification for any claims based upon, attributable to or related to Section 8.1(a)(ii) hereof or the Seller Fundamental Representations, other than Indemnified Taxes, the Seller shall not have any liability that exceeds an amount equal to the purchase price hereunder.

(ii) No Buyer Indemnified Party shall be entitled to recover under this Article VIII with respect to (A) any Damages that would not have arisen but for any change in accounting policies, practices or procedures adopted by the Buyer or its Affiliates (including the Company following the Closing) or (B) any Damages that would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date.

(iii) The Seller shall not be required to indemnify any Buyer Indemnified Party and the Buyer shall not be required to indemnify any Seller Indemnified Party to the extent of any Damages that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Party.

(iv) The Buyer shall (and, after the Closing, shall cause the Company to) use commercially reasonable efforts to mitigate any Damages that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise. In the event that the Buyer or the Company, as the case may be, fails to use commercially reasonable efforts to mitigate any such Damages, then notwithstanding anything else to the contrary contained herein, the Seller shall not be required to indemnify a Buyer Indemnified Party for any Damages that could have been avoided or reduced if the Buyer or the Company, as appropriate, had made such efforts. In furtherance and not in limitation of the foregoing, any amount payable under this Article VIII by the Indemnifying Party shall be net of any amounts the Indemnified Party has actually recovered under applicable insurance policies or from third parties pursuant to indemnification (or otherwise) with respect thereto. The Buyer shall, and shall cause the Company and each other Buyer Indemnified Party to, seek full recovery under all insurance policies and other collateral sources covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder, and Buyer shall use commercially reasonable efforts to maintain insurance policies of the Company in effect immediately prior to the Closing or to obtain new insurance policies with substantially similar coverage as the insurance policies of the Company in effect immediately prior to the Closing.

(v) The amount of any Damages for which indemnification is provided under this Article VIII shall be reduced by any Tax benefits actually realized by the Indemnified Party in the taxable period when incurred or in the three (3) subsequent taxable periods, as calculated on a with and without basis. If such Tax benefits are realized after payment in respect of such Damages was made (without offset therefor), the Indemnified Party shall repay the amount of such Tax benefits as and when realized. For purposes hereof, Tax benefits shall include, without limitation, any deduction, credit or reduction in net income.

(vi) The Indemnified Party shall not be entitled to duplicate recoveries for harms arising out of a single set of related facts (it being the intent of the parties to avoid “double-counting”) and there shall be no right to indemnification hereunder for any Damages that were taken into account in the calculation of the Final Adjustment Amount.

(b) R&W Insurance Policy. The Buyer and the Seller acknowledge that the Buyer has obtained the R&W Insurance Policy for coverage of the Seller’s indemnification obligations pursuant to Section 8.1(a)(i) with respect to the representations and warranties of the Seller contained in this Agreement. Notwithstanding anything to the contrary in this Agreement, with respect to any and all Damages that are based upon, attributable to or resulting from a breach of, or inaccuracy in, any of the representations or warranties made by the Seller in this Agreement, the Buyer Indemnified Parties’ sole and exclusive recourse for the Seller’s indemnification obligations under Section 8.1(a)(i) shall be limited to the R&W Insurance Policy, except for Damages that are based upon, attributable to or resulting from a breach of, or inaccuracy in the Seller Fundamental Representations or Indemnified Taxes; provided, that with respect to any such Damages with respect to the Seller Fundamental Representations, the Buyer Indemnified Parties must use its commercially reasonable best efforts to recover from the R&W Insurance Policy with respect to such Damages, prior to seeking indemnification from the Seller. For the avoidance of doubt, the Seller shall have no liability with respect to claims made hereunder pursuant to Section 8.1(a)(i) even in the event a claim is denied in whole or in part by the R&W Carrier, except as set forth in this Article VIII with respect to Seller Fundamental Representations and Indemnified Taxes. For the avoidance of doubt, the Seller’s liability for any claim based on Section 8.1(a)(ii) or Section 8.1(a)(iii) (which claims the Parties acknowledge are not subject to the R&W Insurance Policy) shall not be limited, except as set forth in this Article VIII.

8.3 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Third Party Claim made against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 8.3(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.3(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim; provided; however, that the Indemnified Party shall use its reasonable best efforts in the defense of all such claims. The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.7(c)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. The Buyer and the Seller acknowledge and agree that any Tax audit of the Company initiated prior to the Closing Date constitutes a Third Party Claim subject to the provisions of this Section 8.3, and that the Seller has assumed the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified

Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any claim by an Indemnified Party pursuant to Section 8.1(a)(ii), Section 8.1(a)(iii), Section 8.1(a)(iv) or Section 8.1(b) on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 calendar days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors and Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records upon reasonable notice and during business hours) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Any amount payable to any Indemnified Party pursuant to this Article VIII shall be satisfied as follows:

(i) In the case of any amount payable to a Buyer Indemnified Party, with respect to claims of the Buyer Indemnified Parties related to (A) any breach of any representation or warranty, such amount shall be satisfied solely from the R&W Carrier pursuant to the R&W Insurance Policy (and if such Claim is denied in whole or in part by the R&W Carrier, the Seller shall continue to have no liability with respect to such claims) or (B) any breach of any covenant in this Agreement, such amount shall be satisfied by the Seller, payable to the Buyer Indemnified Parties by wire transfer of immediately available funds within 10 Business Days following such time as the amount payable has been agreed between the parties or has been fully and finally determined by a court of competent jurisdiction.

(ii) In the case of any amount payable to a Seller Indemnified Party, the Buyer shall be required to pay all of the sums so due and owing to the Seller Indemnified Parties by wire transfer of immediately available funds within 10 Business Days following such time as the amount payable has been agreed between the parties or has been fully and finally determined by a court of competent jurisdiction.

(e) The failure of the Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual Damages and prejudice as a result of such failure.

(f) Notwithstanding anything in this Section 8.3 to the contrary, no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party shall have the exclusive authority to defend such claim under this Section 8.3, and the Indemnified Party nevertheless settles such claim, the Indemnifying Party shall have no liability with respect to such settlement.

(g) Notwithstanding any other provision herein, claims made pursuant to Section 8.1(a)(i) shall be made solely against the R&W Insurance Policy and shall not be subject to the provisions of Section 8.3(a), (b), (c), (e) and (f) above.

(h) The parties agree to treat any indemnity payment made pursuant to this Article VIII (including any payment received by the Buyer under the R&W Insurance Policy) as an adjustment to the purchase price to the extent permitted by Law.

8.4 Survival of Claims.

(a) Except as otherwise provided in this Section 8.4, all representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing Date for a period of 18 months following the Closing Date. Notwithstanding the generality of the immediately preceding sentence, (i) the Fundamental Representations and (ii) any claim for a breach of a covenant made pursuant to this Agreement shall survive until 60 days after the expiration of the applicable statute of limitations with respect thereto.

(b) The indemnification provided for in this Article VIII shall terminate at the applicable time set forth in Section 8.4(a) (and no claims shall be made by any Buyer Indemnified Party or Seller Indemnified Party thereafter), except that such indemnification by the Seller or the Buyer, as applicable, shall continue as to any Damages with respect to which any Buyer Indemnified Party or Seller Indemnified Party, as applicable, has validly given a notice of a claim to the Seller or to the Buyer, as applicable, in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with Section 8.4(a), as to which the obligation of the Seller or the Buyer, as applicable, shall continue solely with respect to the specific matters described in such notice of a Claim until the liability of the Seller or the Buyer, as applicable, shall have been determined pursuant to this Article VIII and the Seller shall have reimbursed all Buyer Indemnified Parties, or the Buyer shall have reimbursed all Seller Indemnified Parties, as applicable, for the full amount of such Damages that are payable with respect to such notice of a claim in accordance with this Article VIII.

8.5 Exclusive Remedy. Except in the event of common law fraud or intentional misrepresentation, and subject to the rights of the Buyer Indemnified Parties to recover under the R&W Insurance Policy, the rights to indemnification set forth in this Article VIII shall be the sole and exclusive remedy of an Indemnified Party for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement; provided, however, that either Party may seek to specifically enforce any covenant or agreement. Except in the event of common law fraud or intentional misrepresentation, and in furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or the Buyer, as the case may be, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. For purposes of clarity, as between the Buyer, on the one hand, and the issuer of the R&W Insurance Policy, on the other hand, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article VIII shall affect the rights of the Buyer Indemnified Parties under the R&W Insurance Policy, which rights shall be governed solely thereby.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller and the Buyer;

(b) by the Buyer by written notice to the Seller, if:

(i) the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII, and such breach, inaccuracy or failure cannot be cured by the Seller within 10 days of the Seller’s receipt of written notice of such breach from the Buyer; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Seller by written notice to the Buyer, if:

(i) the Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by the Buyer within 10 days of the Buyer’s receipt of written notice of such breach from the Seller; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by the Buyer or the Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except: (a) as set forth in Article X hereof; and (b) that nothing herein shall relieve any Party hereto from liability for (i) breaches of any provision hereof or (ii) common law liability for common law fraud or intentional misrepresentation.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise expressly provided herein or in any Transaction Document, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred, except that the Seller shall pay all such costs and expenses incurred by the Company. For the avoidance of doubt, filing fees payable under the HSR Act and all fees and expenses of the Escrow Agent shall be paid 50% by the Buyer and 50% by the Seller.

10.2 Notices, Consents, etc. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2).

If to the Seller:

c/o VergePointe, LLP

5285 Meadows Road, Suite 161

Lake Oswego, OR 97035

Attention: Craig J. Olson

Telephone: (503) 684-0100

email: CraigO@Vergepointe.com

and

c/o Peninsula Capital Partners L.L.C

500 Woodward Avenue, Suite 2800

Detroit, MI 48226

Attention: James A. Illikman

Telephone: (313) 237-5106

email: illikman@peninsulafunds.com

with a copy (which copy shall not constitute notice) to:

K&L Gates LLP

One SW Columbia Street, Suite 1900

Portland, OR 97258

Attention: Kevin D. Burnett

Telephone: (503) 226-5775

email: kevin.burnett@klgates.com

If to the Buyer:

Smith & Wesson Holding Corporation

2100 Roosevelt Avenue

Springfield, MA 01104

Attention: Robert J. Cicero

Telephone: (413) 747-3443

e-mail: rcicero@smith-wesson.com

with a copy (which copy shall not constitute notice) to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, AZ 85016

Attention: Brian H. Blaney

Telephone: (602) 445-8322

e-mail: blaneyb@gtlaw.com

10.3 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement. This Agreement, including the annexes, exhibits and schedules hereto, together with the other Transaction Documents, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.6 Successors and Assigns. This Agreement and the other Transaction Documents shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, that the Buyer may assign its rights, interests or obligations hereunder without such consent to its lenders as collateral security for the purpose of securing any financing in relation to the Agreement. Any purported assignment not permitted under this Section 10.6 shall be null and void.

10.7 No Third-Party Beneficiaries. Except as provided in Section 6.6 and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Seller and the Buyer. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Oregon.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE CIRCUIT COURT OF THE STATE OF OREGON, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF OREGON (OR, IF THE CIRCUIT COURT OF THE STATE OF OREGON DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF OREGON), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Specific Performance The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, and (iii) any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 10.10 be used, alone or together with any other provision of this Agreement, to require the Sellers to remedy (or cause any other Person to remedy) any breach of any representation or warranty of made in this Agreement.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.12 No Presumption Against Drafting Party. Each Party to this Agreement has been represented by counsel in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in a Transaction Document against the drafting Party has no application and is expressly waived.

10.13 Conflicts and Privilege.

(a) The Buyer and the Seller agree that, notwithstanding any current or prior representation of the Company, the Seller or their Affiliates by K&L Gates LLP (“K&L Gates”), K&L Gates is permitted to represent any of the Seller or any of its respective Affiliates in any matters or disputes adverse to the Buyer, the Company, or any of their respective Affiliates, whether or not such matter is one in which K&L Gates may have previously advised the Seller or the Company, but in each case arising out of this Agreement or the transactions contemplated hereby, including any matters that exist on the date of this Agreement or may arise in the future and relate to this Agreement or any transactions or documents contemplated by this Agreement. The Buyer and the Seller hereby, including on behalf of the Company, (i) waive any claim they have or may have that K&L Gates has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, if a dispute arises after the Closing Date between the Buyer, the Company or any of their respective Affiliates, on the one hand, and any of the Seller or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby, K&L Gates may represent any of the Seller or its Affiliates in the dispute even though the interests of any of such person may be directly adverse to the Buyer, the Company or any of their Affiliates and even though K&L Gates may have represented the Seller or the Company in a matter substantially related to the dispute, and the Buyer will cause the Company to waive any such claims and make such agreement.

(b) The Buyer further agrees that it shall not assert, and following the Closing shall cause the Company not to assert, any claim against K&L Gates in respect of legal services provided to the Company by K&L Gates with respect to the transactions contemplated hereby, whether or not the services relate to the Company or the Purchased Shares.

(c) The Buyer also further agrees and consents to the disclosure by K&L Gates to the Seller of any information learned by K&L Gates in the course of its representation of the

Company, the Seller and their Affiliates, whether or not such information is subject to the attorney-client privilege or K&L Gates’ duty of confidentiality and whether or not the disclosure is made before or after the Closing Date.

(d) From and after the Closing Date, the Company will no longer have any attorney-client relationship with K&L Gates, unless K&L Gates is specifically engaged in writing by the Company to represent it after the Closing Date and either the representation involves no conflict of interest with respect to the Seller or the Seller consents in writing to the engagement. Any such representation by K&L Gates after the Closing Date will not affect the provisions of this Section 10.13.

10.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE SELLER:

CRIMSON TRACE HOLDINGS, LLC

By:	/s/ Lane Tobiassen
Name:	Lane Tobiassen
Its:	President & CEO

THE BUYER:

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Jeffrey D. Buchanan
Name:	Jeffrey D. Buchanan
Title:	EVP, CFO

[Signature Page to Purchase Agreement]

Annex 1

Rules of Interpretation and Defined Terms

Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Annexes, Disclosure Schedules, Schedules or Exhibits shall mean and refer to Articles, Sections, Annexes, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (d) the term “including” shall mean “including, without limitation,” (i.e., by way of example and not by way of limitation), (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Disclosure Schedules, Annexes and Exhibits hereto), (g) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person) and (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.”

Definitions. As used in this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Seller or the Company; (ii) the issuance or acquisition of shares of capital stock or other equity interests of the Seller or the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Seller or the Company.

“Action” means any demand, action, suit, proceeding, litigation, controversy, mediation, hearing, claim, arbitration, assessment, investigation, hearing, subpoena, audit notice of violation or non-compliance, or legal, administrative or other proceeding (including appeals) of, in, by or before any Governmental Authority or other mediator or arbitration panel, at law or in equity.

“Adjustment Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Adjustment Escrow Amount is held for disbursement by the Escrow Agent.

“Adjustment Escrow Amount” means $250,000.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Baird” means Robert W. Baird & Co. Incorporated.

“Balance Sheet Date” means December 31, 2015.

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which national commercial banks are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means Section 5.1 (Organization and Authority of the Buyer) and Section 5.4 (Brokers).

“Buyer Indemnified Parties” means the Buyer and its officers, directors, stockholders, partners, employees, Affiliates, agents, successors and permitted assigns.

“Cash on Hand” means, as of any date, an amount equal to the sum of the fair market value of all cash, cash equivalents and cash deposits, calculated as of the close of business on such date.

“CBP” has the meaning set forth in Section 3.20(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Payment” has the meaning set forth in Section 2.2(b).

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Benefit Plan” means each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, which is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any liability for premiums or benefits.

“Company Intellectual Property” has the meaning set forth in Section 3.9(e).

“Company IP Rights” means (i) any and all Intellectual Property used in the conduct of the Business as currently conducted or as currently proposed to be conducted by the Company, and (ii) any and all other Intellectual Property owned by the Company.

“Company IP Rights Agreements” has the meaning set forth in Section 3.9(f).

“Company-Owned IP Rights” means (i) Company IP Rights that are owned or are purportedly owned by or exclusively licensed to the Company, and (ii) Company IP Rights that were developed for the Company by full or part time employees or contractors of the Company.

“Company Products and Services” means all software, products and services developed, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products and services planned to be commercialized by the Company.

“Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code of any Company Products and Services.

“Competition Laws” means the HSR Act; the Sherman Act, as amended; the Clayton Act, as amended; the Federal Trade Commission Act, as amended; and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidential Material” mean all information (written or oral) that is confidential or is not otherwise generally available to the public regarding the Business and the Company, but shall not include, with respect to the Seller, (i) information that is or becomes generally available to the public, other than as a result of disclosure by the Seller or its Representatives or in violation of this Agreement, (ii) information that becomes available to the Seller or its Affiliates or related Persons from a Person other than the Buyer or the Company after the Closing on a non-confidential basis, provided, that such Person was not known by the Seller or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Buyer, the Company or their respective Representatives with respect to such materials or (iii) information that is independently developed by the Seller without reference to any Confidential Material.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 27, 2016, by and between the Buyer and Robert W. Baird & Co. Incorporated, as agent for the Company.

“Cowen” means Cowen and Company.

“CTH Non-Competition Agreements” has the meaning set forth in Section 7.2(r).

“D&O Indemnitees” has the meaning set forth in Section 6.5.

“Damages” means any and all damages, liabilities, losses, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, penalties, wages, expenses and assessments (including, without limitation, income and other Taxes, interest, penalties, attorneys’ and accountants’ fees and disbursements, and consequential and incidental damages); provided, however, that “Damages” shall not include punitive damages, and shall not include consequential or special damages, in either case, to the extent they were not reasonably foreseeable to the Buyer and the Seller as of the date of this Agreement; provided, further, however, that “Damages” with respect to Taxes shall not include punitive, consequential, incidental, special or exemplary damages, or damages related to loss of reputation, or damages based upon lost profits or a multiple of earnings, profits, cash flow or other valuation methodology (other than such damages paid or payable by an Indemnified Party in settlement or compromise of a Third Party Claim).

“Data Room” means the electronic documentation site hosted by IntraLinks on behalf of the Seller and the Company as of the Closing Date.

“Development Tools” has the meaning set forth in Section 3.9(w).

“Direct Claim” has the meaning set forth in Section 8.3(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Seller concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“EAR” has the meaning set forth in Section 3.20(a).

“Employee Non-Competition Agreements” has the meaning set forth in Section 7.2(q).

“Employees” means those Persons employed by the Company.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or

(b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means (i) any partnership interests, (ii) any membership interests or units, (iii) any shares of capital stock, (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (vii) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement which will be executed at the Closing, by and among the Buyer, the Seller and the Escrow Agent and attached as Exhibit B hereto.

“Estimated Cash on Hand” has the meaning set forth in Section 2.2(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.2(a).

“Estimated Transaction Costs” has the meaning set forth in Section 2.2(a).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.2(a).

“FCPA” has the meaning set forth in Section 3.18(b).

“FDIC” has the meaning set forth in Section 2.4.

“Final Adjustment Amount” has the meaning set forth in Section 2.3(c)(i).

“Final Cash on Hand” has the meaning set forth in Section 2.3(a).

“Final Indebtedness” has the meaning set forth in Section 2.3(a).

“Final Net Working Capital” has the meaning set forth in Section 2.3(a).

“Final Transaction Costs” has the meaning set forth in Section 2.3(a).

“Final Working Capital Adjustment” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fundamental Representations” shall mean the Buyer Fundamental Representations together with the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Company IP Rights Agreements” has the meaning set forth in Section 3.9(f).

“Indebtedness” means, with respect to any Person, all liabilities in respect of: (i) borrowed money; (ii) indebtedness evidenced by bonds, debentures or similar instruments; (iii) capitalized lease obligations; (iv) the deferred purchase price of assets, services or securities (other than trade accounts payable, but including “earn-out” payments, whether or not matured, and seller notes);

(v) conditional sale or other title retention agreements; (vi) the factoring or discounting of accounts receivable; (vii) swap or hedging agreements or arrangements; (viii) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (ix) indebtedness secured by an Encumbrance on the assets or properties of such Person; (x) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties; (xi) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (i) through (x); and (xii) all Indebtedness of the types referred to in clauses (i) through (x) guaranteed in any manner by such Person (including through make-whole, take-or-pay or keep-well agreements), whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP.

“Indemnified Party” means any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable

“Indemnified Taxes” means (i) any liability or obligation of the Company for Pre-Closing Taxes to the extent not taken into account in the determination of the Closing Date Payment or the Final Adjustment Amount, (ii) any liability or obligation for a breach of the representations and warranties contained in Section 3.23 and (iii) any liability or obligation of the Seller for Taxes pursuant to Section 6.10.

“Indemnifying Party” means any Party to this Agreement that may have an indemnification obligation pursuant to Article VIII.

“Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, any related rights (including rights in phonograms, databases, and other works, neighboring rights as well as other related rights) where such rights are not deemed copyright under applicable law, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.5(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“Inventory” means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

“K&L Gates” has the meaning set forth in Section 10.13(a).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Premises” has the meaning set forth in Section 3.8(c).

“Leases” has the meaning set forth in Section 3.8(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition, assets, liabilities, cash flows or working capital of the Company, or (b) the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operate; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; or (v) any change, effect or circumstance resulting from the announcement of this Agreement (including, for the sake of clarity, any termination of or change to any relationship with a customer or supplier).

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Multiemployer Plan” has the meaning set forth in Section 3.14(c)(i).

“Net Working Capital” means, at any date, the excess of (i) the sum of the current assets of the Company, but excluding Cash on Hand and any current and deferred Tax assets, over (ii) the sum of current liabilities of the Company, as of such date, but excluding any amounts that relate to Indebtedness for borrowed money or interest thereon which would otherwise be included within the current liabilities, and any current and deferred Tax liabilities. Net Working Capital shall be calculated in accordance with the methodology set forth on Exhibit A, consistent with past practice of the Company and using the same accounting principles used by the Seller to prepare the estimates delivered pursuant to Section 2.2(a).

“NIB” has the meaning set forth in Section 2.4.

“Non-Solicitation Agreements” has the meaning set forth in Section 7.2(s).

“Notice of Disagreement” has the meaning set forth in Section 2.3(b)(i).

“OFAC” has the meaning set forth in Section 3.20(a).

“Open Source Materials” has the meaning set forth in Section 3.9(q).

“Organizational Documents” means, as to any Person, the constitutional or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or similar governing document.

“Outbound Company IP Rights Agreements” has the meaning set forth in Section 3.9(f).

“Outside Date” means October 15, 2016.

“Party” and/or “Parties” has the meaning set forth in the preamble.

“PBGC” has the meaning set forth in Section 3.14(c)(vii).

“PCI DSS” has the meaning set forth in Section 3.22.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.8(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” has the meaning set forth in Section 3.22.

“Pre-Closing Income Tax Returns” has the meaning set forth in Section 6.10(c).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Deductible Items” means (i) any and all stay bonuses, sale bonuses, change in control payments, gains on exercise of options (or payments for the release or settlement thereof), synthetic equity payments or similar payments made or to be made by (or attributed for the purposes of any relevant Tax to) the Company in connection with or resulting from the Closing (or included as a liability in Final Indebtedness, Final Net Working Capital or Final Transaction Costs), (ii) all fees, expenses and interest (including amounts treated as interest for Income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments or defeasance in excess of par in connection with the Closing and included as a liability in Final Indebtedness, Final Net Working Capital or Final Transaction Costs, (iii) all fees, costs and expenses incurred, borne or paid by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting and investment banking fees, costs and expenses, determined by applying the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, in each case to the extent included as a liability in Final Indebtedness, Final Net Working Capital or Final Transaction Costs, and (iv)

any employment or social security Taxes with respect to the amounts set forth in the foregoing clause (i) and (iii) above; provided that the amounts described in (i) through (iv) above shall in each case be taken into account solely to the extent the Company would be permitted to deduct such amount on a Tax Return relating to a Pre-Closing Tax Period pursuant to applicable Tax Law assuming that the Company takes such deductions to the maximum extent permitted by such applicable Tax Law.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes for which the Company is liable for any Pre-Closing Tax Period and (ii) all Taxes of any Person imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 (or the analogous provisions of any state, local or non U.S. Law), as a transferee or successor, by contract or pursuant to any Law, which Taxes are imposed in respect of a Pre-Closing Tax Period. In the case of any Straddle Period, the amount of any Taxes other than property or similar ad valorem Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the Company’s books as of the close of business on the Closing Date, and the amount of any property or similar ad valorem Taxes for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes payable during the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

“Privacy Laws” has the meaning set forth in Section 3.22.

“Product Liability Carrier” has the meaning set forth in Section 5.8(b).

“Product Liability Insurance Policy” means the Product Liability Insurance Program bound by Maxum Indemnity Company on July 22, 2016, policy numbers GLP-6029132-01 and EXC-6029133-01, the binders for which are attached as Exhibit I hereto.

“Proprietary Information” has the meaning set forth in Section 3.9(p).

“Purchased Shares” has the meaning set forth in the recitals.

“R&W Carrier” has the meaning set forth in Section 5.8(a).

“R&W Insurance Policy” means the Representations and Warranties Insurance Policy bound by Concord Specialty Risk on behalf of Arch Specialty Insurance Company, Scottsdale Insurance Company and Steadfast Insurance Company on the date hereof, policy numbers RWP9300240-00, CNS0000425 and DOC 0199652-00, and attached as Exhibit J hereto.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Referee” has the meaning set forth in Section 2.3(b)(ii).

“Registered Intellectual Property” means any United States, international and foreign (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications or other registrations or applications related to trademarks; (iii) registered Internet domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority that are owned by, registered by or filed in the name of, the Company.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, financing sources, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 6.6(a)(i).

“Schedule Supplement” has the meaning set forth in Section 6.3.

“Section 280G” has the meaning set forth in Section 6.14.

“Section 280G Payments” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means Section 3.1 (Organization, Power and Authority; Qualification of the Company); Section 3.2 (Capitalization); Section 3.3 (Subsidiaries); Section 3.18 (Absence of Certain Business Practices); Section 3.23 (Taxes); Section 3.24 (Brokers); Section 4.1 (Organization and Authority of the Seller); Section 4.2 (Execution and Delivery; Enforceability); Section 4.5 (Title to Purchased Shares); and Section 4.6 (Brokers).

“Seller Indemnified Parties” means the Seller and its managers, members, officers, partners, employees, Affiliates, agents, successors and permitted assigns.

“Seller’s Knowledge” means (a) the actual knowledge of a Seller and (b) the knowledge of Lane Tobiassen, Craig Olson, Gina Chambers, Donald Wright and Jeff Goddard after reasonable inquiry in the ordinary course of such Person’s duties on behalf of the Company.

“Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by such Person following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Straddle Period” means a Tax period beginning before and ending after the Closing Date.

“Tax Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Tax Escrow Amount is held for disbursement by the Escrow Agent.

“Tax Escrow Amount” means collectively, (i) $200,000 for state and use Tax matters and (ii) $300,000 for federal Tax matters related to or arising out of any Tax audit of the Company initiated prior to the Closing Date.

“Tax Notice” has the meaning set forth in Section 6.10(c)(iv).

“Tax Referee” has the meaning set forth in Section 6.10(c)(iv).

“Tax Refund” has the meaning set forth in Section 6.9(a).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), unclaimed property or escheat, real property gains, windfall profits, customs, duties or other taxes or similar fees or assessments, or other tax of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Territory” has the meaning set forth in Section 6.6(a)(i).

“Third Party” means any person other than the Seller, the Company, the Buyer or their respective Affiliates.

“Third Party Claim” means any claim on account of Damages that result from a Third Party.

“Third Party Intellectual Property Rights” means any Intellectual Property owned or licensable by a third party.

“Transaction Costs” means (i) all fees and expenses of counsel, financial advisors, investment bankers, brokers, finders, accountants, consultants and other advisors and service providers to any Party incurred in connection with the transactions contemplated by the Transaction

Documents; (ii) any and all amounts owed under any contract arising from or triggered by the consummation of such transactions, and (iii) all sale, success, stay or other compensatory payments or transaction bonuses or discretionary bonuses (including all such amounts accrued through the Closing Date) and related change-of-control payments or severance arrangements payable to directors, officers, employees and consultants of the Company, or any obligations of the Company that would become due and owing under employment, severance or similar agreements or arrangements, in each case at the Closing as a result of the consummation of the transactions contemplated hereunder or at the discretion of the Company.

“Transaction Documents” means this Agreement, the Escrow Agreement and each other document, certificate and instrument being delivered pursuant to this Agreement.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment” means the number calculated on the basis of the Net Working Capital, as determined in accordance with Section 2.3, as follows:

(a) if Net Working Capital is greater than $10,300,000, then the Working Capital Adjustment is zero; provided, however, that if the Closing Date is a date on or after October 1, 2016, so long as the delay in the Closing Date is not caused by a material breach by the Seller of this Agreement, then the Net Working Capital Adjustment is a positive number equal to such excess; provided, further, that if the Seller does not file any notification and report form and related material required under the HSR Act within three Business Days following the date hereof, the October 1 date in this definition shall extend by one Business Day for each day of delay with respect to such filing beyond such three Business Day period, up to a maximum of three Business Days.

(b) if Net Working Capital is less than $10,300,000, then the Working Capital Adjustment is a negative number equal to such deficit.

Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. We agree to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.